UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
Oasis Petroleum Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

OASIS PETROLEUM INC.
1001 Fannin Street
Suite 1500
Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Oasis Petroleum Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Oasis Petroleum Inc. (the “Company”) will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, on Thursday, May 5, 2011, at 9:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1. To elect two Class I Directors, each for a term of three years.

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2011.

3. To approve, on an advisory basis, the compensation of our executive officers as described in the “Executive Compensation and Other Information — Compensation Discussion and Analysis” (“CD&A”) section of the accompanying proxy statement and the selection of the frequency of shareholder votes on executive compensation as separate voting items:

(A) the shareholders approve the compensation philosophy, policies and procedures described in the CD&A, and the compensation of Oasis Petroleum Inc.’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation tables.

(B) the stockholders of the Company be provided an opportunity to approve the compensation philosophy, policies and procedures described in the CD&A, and the compensation of Oasis Petroleum Inc.’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation tables every:

One year

Two years

Three years          .

4. To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on March 11, 2011.

YOUR VOTE IS IMPORTANT

Please vote over the internet at www.proxyvote.com or by phone at 1-800-690-6903 promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Nickolas J. Lorentzatos
Corporate Secretary

Houston, Texas
March 16, 2011

OASIS PETROLEUM INC.
1001 Fannin Street
Suite 1500
Houston, Texas 77002

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of the Company requests your Proxy for the Annual Meeting of Stockholders that will be held Thursday, May 5, 2011, at 9:00 a.m. Central Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. By granting the Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the Proxy, or by signing and delivering to the Corporate Secretary of the Company a Proxy with a later date. Your attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the Proxy is exercised or unless you vote your shares in person at the Annual Meeting.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making this Proxy Statement and its Annual Report available to its stockholders electronically via the internet. The Company is sending on or about March 21, 2011, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to its stockholders of record as of the close of business on March 11, 2011, which Notice will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or e-mail copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person.

Stockholders of Record and Beneficial Owners

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record.  If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

Beneficial Owners.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the Notice by mail from the stockholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

QUORUM AND VOTING

Voting Stock.  The Company’s common stock, par value $0.01 per share, is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote.

Record Date.  The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 11, 2011. As of the record date, 92,310,145 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments.  The presence, in person or by Proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If a quorum is not present, a majority of the stockholders entitled to vote who are present in person or by Proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Vote Required.  Directors will be elected by the affirmative vote of the holders of a plurality of the shares present and entitled to be voted at the Annual Meeting. Ratification of the selection of the Company’s auditors will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. Approval of Items 3(A) and (B) require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. An automated system that Broadridge Financial Solutions administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Brokers do not have discretionary voting authority with respect to the election of directors. For ratification of the selection of the Company’s auditors, brokers will have discretionary authority in the absence of timely instructions from their customers. For approval of Items 3(A) and (B), brokers will not have discretionary authority in the absence of timely instructions from their customers. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections or on Items 3(A) or (B). For purposes of voting on the ratification of the selection of auditors, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal.

Default Voting.  A Proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the Proxy. If you properly complete and submit a Proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	FOR the election of the two persons named in this Proxy Statement as the Board of Directors’ nominees for election as Class I Directors.

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s auditors for 2011.

•	(A) FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC and (B) for a frequency of “TWO (2) YEARS” for future non-binding “Say on Pay” stockholder votes on compensation of our named executed officers.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

ITEM ONE

ELECTION OF DIRECTORS

The Board of Directors has nominated the following individuals for election as Class I Directors of the Company to serve for a three year term to expire in 2014 and until either they are re-elected or their successors are elected and qualified:

Ted Collins, Jr.
Douglas E. Swanson, Jr.

Messrs. Collins and Swanson are currently serving as Directors of the Company. Their biographical information is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s Directors will be reduced or the persons acting under the Proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Item One — Election of Directors” above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Title

Thomas B. Nusz	51	Chairman, President and Chief Executive Officer
Taylor L. Reid	48	Director, Executive Vice President and Chief Operating Officer
William J. Cassidy(1)(2)(3)	45	Director
Ted Collins, Jr.(1)(3)	72	Director
Michael McShane(1)(2)	57	Director
Douglas E. Swanson, Jr.(2)(3)	39	Director
Robert L. Zorich	61	Director
Kent O. Beers	61	Senior Vice President Land
Robert J. Candito	57	Senior Vice President Exploration
Nickolas J. Lorentzatos	42	Senior Vice President, General Counsel and Corporate Secretary
Michael H. Lou	36	Senior Vice President Finance
Roy W. Mace	52	Senior Vice President and Chief Accounting Officer
H. Brett Newton	45	Senior Vice President Asset Management
Walter S. Smithwick	52	Senior Vice President Operations

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Governance Committee.

The Company’s Board of Directors currently consists of seven members. The Company’s Directors are divided into three classes serving staggered three-year terms. Each year, the Directors of one class stand for re-election as their terms of office expire. Messrs. Collins and Swanson are designated as Class I Directors, and their terms of office expire in 2011. Messrs. Cassidy, Reid and Zorich are designated as Class II Directors, and their terms of office expire in 2012. Messrs. McShane and Nusz are designated as Class III Directors, and their terms of office expire in 2013.

Set forth below is biographical information about each of the Company’s Directors and nominees for Director.

Thomas B. Nusz has served as our Director, President and Chief Executive Officer (or in similar capacities) since our inception in March 2007 and has 29 years of experience in the oil and gas industry. From April 2006 to February 2007, Mr. Nusz managed his personal investments, developed the business plan for Oasis Petroleum LLC and secured funding for the company. He was previously a Vice President with Burlington Resources Inc., a formerly publicly traded oil and gas exploration and production company or, together with its predecessors, Burlington, and served as President International Division (North Africa, Northwest Europe, Latin America and China) from January 2004 to March 2006, as Vice President Acquisitions and Divestitures from October 2000 to December 2003 and as Vice President Strategic Planning and Engineering from July 1998 to September 2000 and Chief Engineer for substantially all of such period. He was instrumental in Burlington’s expansion into the Western Canadian Sedimentary Basin from 1999 to 2002. From September 1985 to June 1998, Mr. Nusz held various operations and managerial positions with Burlington in several regions of the United States, including the Permian Basin, the San Juan Basin, the Black Warrior Basin, the Anadarko Basin, onshore Gulf Coast and Gulf of Mexico. Mr. Nusz was an engineer with Mobil Oil Corporation and for Superior Oil Company from June 1982 to August 1985. He is a current member of the National Petroleum Council, an advisory committee to the Secretary of Energy of the United States. Mr. Nusz holds a Bachelor of Science in Petroleum Engineering from Mississippi State University.

Taylor L. Reid has served as our Director, Executive Vice President and Chief Operating Officer (or in similar capacities) since our inception in March 2007 and has 25 years of experience in the oil and gas industry. From November 2006 to February 2007, Mr. Reid worked with Mr. Nusz to form the business plan for Oasis Petroleum LLC and secure funding for the company. He previously served as Asset Manager Permian and Panhandle Operations with ConocoPhillips from April 2006 to October 2006. Prior to joining ConocoPhillips, he served as General Manager Latin America and Asia Operations with Burlington from March 2004 to March 2006 and as General Manager Corporate Acquisitions and Divestitures from July 1998 to February 2004. From March 1986 to June 1998, Mr. Reid held various operations and managerial positions with Burlington in several regions of the continental United States, including the Permian Basin, the Williston Basin and the Anadarko Basin. He was instrumental in Burlington’s expansion into the Western Canadian Sedimentary Basin from 1999 to 2002. Mr. Reid holds a Bachelor of Science in Petroleum Engineering from Stanford University.

William J. Cassidy has served as our Director since September 2010, is the Chair of our Nominating and Governance Committee, and serves on our Audit and Compensation Committees. In March of 2010, Mr. Cassidy joined Resource Production Advisors, LLC a firm providing investors with access to commodity investments and advice. He is also a non-executive director of GasValpo, SA, a Chilean gas distribution company. Additionally, Mr. Cassidy was a founding partner at U.S. Drilling Capital Management, LLC, a drilling investment fund, starting in 2008. From 2006 until 2008, Mr. Cassidy served at Barclays Capital as Head of Exploration and Production Investment Banking. From 2002 to 2006 he worked as a senior member of the Energy and Power Investment Banking division at Banc of America Securities. Mr. Cassidy began his investment banking career with JPMorgan Chase in varying capacities from 1995 to 2001. During that time he spent two years in London, focused on the emerging deregulation of the European natural gas industry, spending the balance of his time in New York focused on providing strategic advice to North American and Latin American E&P companies. He worked as a Geophysicist for Conoco from 1989 to 1993 focused on the North Sea and emerging deepwater Gulf of Mexico. He earned his Bachelor of Science in Geology and Math from the National University of Ireland, Cork, a Masters of Science in Petroleum Geophysics from the Royal School of Mines, Imperial College, London and a Masters of Business Administration from the Wharton School of the University of Pennsylvania.

Ted Collins, Jr. has served as our Director since February 2011 and, as of May 1, 2011, will serve on our Audit Committee and Nominating and Governance Committee. Mr. Collins currently serves as Chairman and Chief Executive Officer of Patriot Resources Partners, LLC and serves as a director on the Boards of CLL Global Research Foundation and Energy Transfer Group, L.P. Mr. Collins began his career in 1960 as a Petroleum Engineer with Pan American Petroleum Corporation. He left in 1963 to become an independent oil operator. He then joined American Quasar Petroleum Company as Executive Vice President in 1969 until 1982 at which time he became President of Enron Oil & Gas Company, whose predecessor companies were HNG Oil Co. and HNG/InterNorth Exploration. He left Enron in 1988 and became President of Collins & Ware, Inc., an independent oil and gas exploration and production company, which sold the majority of its assets to Apache Corp. in 2000. From 2000 to 2006, he served as President of Collins & Ware Investments Co. He earned his Bachelor of Science in Geological Engineering from the University of Oklahoma.

Michael McShane has served as our director since May 2010, is the Chair of our Audit Committee, serves on our Compensation Committee, and will serve on our Nominating and Governance Committee until May 1, 2011. Mr. McShane served as a director and President and Chief Executive Officer of Grant Prideco, Inc., a manufacturer and supplier of oilfield drill pipe and other drill stem products, from June 2002 until the completion of the merger of Grant Prideco with National Oilwell Varco, Inc. in April 2008, and Chairman of the Board of Grant Prideco from May 2003 through April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President — Finance and Chief Financial Officer and director of BJ Services Company, a provider of pressure pumping, cementing, stimulation and coiled tubing services for oil and gas operators, from 1990 to June 2002. Mr. McShane has also served as a director of Complete Production Services, Inc. (NYSE: CPX), an oilfield service provider, since March 2007, Spectra Energy Corp (NYSE: SE), a provider of natural gas infrastructure, since April 2008, Globalogix, a privately held company that provides comprehensive services to upstream oil and gas producers and operators, since June 2007 and Forum Energy Technologies, a global provider of manufactured and applied technologies to the energy industry, since August 2010. Mr. McShane also serves as an advisor to Advent International, a global private equity firm.

Douglas E. Swanson, Jr. has served as our Director since our inception in March 2007, is the Chair of our Compensation Committee, serves on our Nominating and Governance Committee, and will serve on our Audit Committee until May 1, 2011. Mr. Swanson is a Partner of EnCap Investments L.P., an investment management firm, which he joined in 1999. Prior to his position at EnCap, he was in the corporate lending division of Frost National Bank from 1995 to 1997, specializing in energy related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas from 1994 to 1995. Mr. Swanson has extensive industry experience serving on numerous boards of private oil and gas exploration and production companies over his 11-year history with EnCap and is a member of the Independent Petroleum Association of America and the Texas Independent Producers & Royalty Owners Association. Mr. Swanson holds a Bachelor of Arts in Economics and a Masters of Business Administration, both from the University of Texas at Austin.

Robert L. Zorich has served as our Director since our inception in March 2007. Mr. Zorich is a Principal of EnCap Investments L.P., an investment management firm which he co-founded in 1988. Prior to the formation of EnCap, Mr. Zorich was a Senior Vice President of Trust Company of the West, a large, privately-held pension fund manager, from 1986 to 1988. Prior to joining Trust Company of the West, Mr. Zorich co-founded MAZE Exploration, Inc., a company actively involved in oil and gas exploration, development and reserve acquisitions, serving as its Co-Chief Executive Officer from 1981 to 1986. Mr. Zorich began his career at Republic National Bank of Dallas where he worked from 1974 to 1981. He ultimately served as Vice President and Division Manager in the Energy Department. He serves on the board of directors of several EnCap portfolio companies and is also a member of the board of directors of Enerplus Resources Fund (NYSE: ERF). He is a member of the Independent Petroleum Association of America and Texas Independent Producers and Royalty Owners Association. Mr. Zorich holds a Bachelor of Arts in Economics from the University of California at Santa Barbara and a Masters Degree in International Management from the American Graduate School of International Management.

Kent O. Beers has served as our Senior Vice President Land (or in similar capacities) since August 2007 and has 35 years of experience in the oil and gas industry. He previously served as Commercial Director

International with ConocoPhillips from March 2006 to July 2006. Prior to joining ConocoPhillips, Mr. Beers held various managerial positions in the Commercial and Business Development divisions of Burlington from June 1997 to March 2006 and was Manager Corporate Divestitures of Burlington from June 1994 to May 1997. From June 1982 to May 1994, Mr. Beers held various land managerial positions with Burlington in the Rocky Mountain Region and the Williston Basin. Prior to joining Burlington, he was a Land Manager of NuCorp Energy Inc. from 1980 to 1982 and Regional Land Manager of Hunt Energy Corporation from 1976 to 1980. Mr. Beers holds a Bachelor of Science in Business Administration from Montana State University.

Robert J. Candito has served as our Senior Vice President Exploration (or in similar capacities) since our inception in March 2007 and has 33 years of experience in the oil and gas industry. He previously served as Principal Geologist with ConocoPhillips from April 2006 to August 2007. Prior to joining ConocoPhillips, Mr. Candito was a Senior Geological Advisor with Burlington from February 1995 to March 2006. At Burlington, he held various positions in both exploration and development operations in several regions of the continental United States, including the Gulf Coast, the Rocky Mountains and the Anadarko Basin. From January 1999 through March 2006, Mr. Candito worked for Burlington’s International Division on South American projects. Prior to joining Burlington, Mr. Candito worked for several independent operators in both the Rocky Mountain and Gulf Coast regions. Mr. Candito holds a Bachelor of Science in Geology from Bridgewater State College and a Master of Science in Geochemistry from the Colorado School of Mines.

Nickolas J. Lorentzatos has served as our Senior Vice President, General Counsel and Corporate Secretary since September 2010 and has 11 years of experience in the oil and gas industry and 15 years practicing law. He previously served as Senior Counsel with Targa Resources from July 2007 to September 2010. From April 2006 to July 2007, he served as Senior Counsel to ConocoPhillips. Prior to joining ConocoPhillips, he served as Counsel and Senior Counsel to Burlington from August 1999 to April 2006. From September 1995 to August 1999, he was an associate with Bracewell & Patterson, LLP. Mr. Lorentzatos holds a Bachelor of Arts from Washington and Lee University, a Juris Doctor from the University of Houston, and a Masters of Business Administration from the University of Texas at Austin.

Michael H. Lou has served as our Senior Vice President Finance (or in similar capacities) since September 2009 and has 14 years of experience in the oil and gas industry. Prior to joining us, Mr. Lou was an independent contractor from January 2009 to August 2009. From February 2008 to December 2008, he served as the Chief Financial Officer of Giant Energy Ltd., a private oil and gas management company, from July 2006 to December 2008 he served as Chief Financial Officer of XXL Energy Corp., a publicly listed Canadian oil and gas company, and from August 2008 to December 2008, he served as Vice President Finance of Warrior Energy N.V., a publicly listed Canadian oil and gas company. From October 2005 to July 2006, Mr. Lou was a Director for Macquarie Investment Bank. Prior to joining Macquarie, Mr. Lou was a Vice President for First Albany Investment Banking from 2004 to 2006. From 1999 to 2004, Mr. Lou held positions of increasing responsibility, most recently as a Vice President, for Bank of America’s investment banking group. From 1997 to 1999, Mr. Lou was an analyst for Merrill Lynch’s investment banking group. Mr. Lou holds a Bachelor of Science in Electrical Engineering from Southern Methodist University.

Roy W. Mace has served as our Senior Vice President and Chief Accounting Officer (or in similar capacities) since our inception in March 2007 and has 29 years of experience in the oil and gas industry. He previously served as Business Process Improvement & Integration Advisor with ConocoPhillips from March 2006 to March 2007. Prior to joining ConocoPhillips, Mr. Mace was a Senior Accounting Manager with Burlington from June 1999 to March 2006. Upon starting his career with Burlington as a Senior Corporate Auditor, Mr. Mace advanced into various managerial accounting positions at Burlington during the period from August 1986 to June 1999. Prior to joining Burlington, Mr. Mace worked as an Assistant Controller for Permian Tank & Manufacturing from June 1984 to August 1986 and as a staff accountant for KPMG from July 1982 to June 1984. Mr. Mace holds a Bachelor of Business Administration and Accounting from Eastern New Mexico University and is a licensed Certified Public Accountant.

H. Brett Newton has served as our Senior Vice President Asset Management (or in similar capacities) since October 2007 and has 22 years of experience in the oil and gas industry. He previously served as Business Development and Partner Operations Manager Algeria with ConocoPhillips from April 2006 to

September 2007. Prior to joining ConocoPhillips, Mr. Newton was Asset Manager North Africa with Burlington from May 2004 to March 2006 and held various engineering positions with Burlington from June 1994 to April 2004. Prior to joining Burlington, Mr. Newton worked for Chevron from January 1992 to June 1994. Mr. Newton has worked projects in several regions of the world, including the Berkine Basin (Algeria), the Permian Basin, the Green River Basin and the Williston Basin. Mr. Newton holds a Bachelor of Science from Texas A&M University and a Master of Science from the University of Texas at Austin, both in Petroleum Engineering.

Walter S. Smithwick has served as our Senior Vice President Operations (or in similar capacities) since October 2007 and has 27 years of experience in the oil and gas industry. He previously served as South Texas Operations Manager Lobo Field with ConocoPhillips from April 2006 to June 2007. Prior to joining ConocoPhillips, Mr. Smithwick was Asset Manager San Juan Basin with Burlington from May 2000 to April 2006 and Drilling Manager / Superintendent from October 1994 to May 2000. From 1986 to 1994, Mr. Smithwick held various operations and managerial positions with Burlington in several regions of the continental United States, including the San Juan Basin, Permian Basin and the Anadarko Basin. Prior to joining Burlington, Mr. Smithwick worked as a TC Unit Manager for Schlumberger from 1979 to 1981 and worked for Harkins Drilling Company in 1978. Mr. Smithwick holds a Bachelor of Science in Petroleum Engineering from Texas A&M University.

MEETINGS AND COMMITTEES OF DIRECTORS

The Board of Directors of the Company held four meetings during 2010, and its independent Directors met in executive session three times during 2010. During 2010, each of the Directors attended 100 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which that director served.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit Committee.  Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.oasispetroleum.com. The members of the Audit Committee are Messrs. McShane (Chairman), Cassidy and Swanson. Effective May 1, 2011, Mr. Collins will replace Mr. Swanson on the Audit Committee. The Audit Committee held two meetings during 2010.

Compensation Committee.  Responsibilities of the Compensation Committee, which are discussed in detail in its charter that is posted on the Company’s website at www.oasispetroleum.com, include among other duties, the responsibility to:

•	periodically review the compensation, employee benefit plans and fringe benefits paid to, or provided for, executive officers of the Company;

•	approve the annual salaries, bonuses and share-based awards paid to the Company’s executive officers;

•	periodically review and recommend to the full Board of Directors total compensation for each non-employee director for services as a member of the Board of Directors and its committees; and

•	exercise oversight of all matters of executive compensation policy.

The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine.

The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or executive officer compensation. The Compensation Committee has sole authority to approve the consultant’s fees and other retention terms and has authority to cause the Company to pay the fees and expenses of such consultants. During 2010, the Compensation Committee engaged the services of Longnecker & Associates (“Longnecker”). The terms of Longnecker’s engagement are set forth in an engagement agreement that provides, among other things, that Longnecker is engaged by, and reports only to, the Compensation Committee and will perform the compensation advisory services requested by the Compensation Committee. Among the services Longnecker was asked to perform were apprising the Compensation Committee of compensation-related trends, developments in the marketplace and industry best practices; informing the Compensation Committee of compensation-related regulatory developments; providing peer group survey data to establish compensation ranges for the various elements of compensation; providing an evaluation of the competitiveness of the Company’s executive compensation and benefits programs; assessing the relationship between executive pay and performance; and advising on the design of the Company’s incentive compensation programs, including metric selection and target setting and the design of the Company’s performance unit award program. Longnecker does not provide any other services to the Company.

The members of the Compensation Committee are Messrs. Swanson (Chairman), Cassidy and McShane. The Compensation Committee held five meetings during 2010.

Nominating and Governance Committee.  The Nominating and Governance Committee assists the Board of Directors in evaluating potential new members of the Board of Directors, recommending committee members and structure, and advising the Board of Directors about corporate governance practices. Additional information regarding the functions performed by the Nominating and Governance Committee is set forth in the “Corporate Governance” section included herein and also in the “Nominating and Governance Committee Charter” that is posted on the Company’s website at www.oasispetroleum.com. The members of the Nominating and Governance Committee are Messrs. Cassidy (Chairman), McShane and Swanson. Effective May 1, 2011, Mr. Collins will replace Mr. McShane on the Nominating and Governance Committee. The Nominating and Governance Committee held two meetings during 2010.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This compensation discussion and analysis, or CD&A, provides information about our compensation objectives and policies for our principal executive officer, our principal financial officer and our other three most highly-compensated executive officers, and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This CD&A provides a general description of our compensation program and specific information about its various components.

Throughout this discussion, the following individuals are referred to as the “Named Executive Officers” and are included in the Summary Compensation Table:

•	Thomas B. Nusz, Chairman, President and Chief Executive Officer;

•	Taylor L. Reid, Executive Vice President and Chief Operating Officer;

•	Roy W. Mace, Senior Vice President and Chief Accounting Officer;

•	Kent O. Beers, Senior Vice President Land; and

•	Walter S. Smithwick, Senior Vice President Operations.

Although this CD&A focuses on the information in the tables below and related footnotes, as well as the supplemental narratives relating to the fiscal year ended December 31, 2010, we also describe compensation actions taken before or after the last completed fiscal year to the extent such discussion enhances the understanding of our executive compensation disclosure. This CD&A discusses the compensatory practices in place during 2010 and prior years and highlights specific changes that were made to our compensatory policies and programs in connection with the completion of our initial public offering in June 2010 (the “IPO”).

Compensation Program Philosophy and Objectives

Our future success and the ability to create long-term value for our stockholders depends on our ability to attract, retain and motivate the most qualified individuals in the oil and gas industry. Our compensation program is designed to reward performance that supports our long-term strategy and achievement of our short-term goals. We believe that compensation should:

•	help to attract and retain the most qualified individuals in the oil and gas industry by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries;

•	align the interests of the individual with those of our stockholders and long-term value creation;

•	be directly tied to the attainment of our annual performance targets and reflect individual contribution thereto;

•	pay for performance, whereby an individual’s total compensation is heavily influenced by the company’s and individual’s performance; and

•	reflect the unique qualifications, skills, experience and responsibilities of each individual.

Setting Executive Officer Compensation

From our inception in 2007 through the completion of our IPO, the base compensation of our Named Executive Officers remained relatively unchanged and was based largely on each executive officer’s base compensation level at prior positions, although some adjustments were made as we deemed necessary to maintain internal equity with respect to the compensation of all executive officers.

For 2010, Mr. Nusz, our Chief Executive Officer, and Mr. Reid, our Chief Operating Officer, together reviewed our Named Executive Officers’ current compensation and made a recommendation to our Board of Directors on overall compensation structure and individual compensation levels for each executive officer, including themselves, to be effective contemporaneous with the completion of our IPO. Their recommendation was made based on the experience of Mr. Nusz and Mr. Reid in managing executives and establishing compensation, as well as the use of a peer group comparison. See “— Benchmarking and Peer Group” below. Our Board of Directors approved their recommendations, which became effective upon the consummation of our IPO.

In connection with our IPO, our Board of Directors formed a Compensation Committee to make all compensation decisions related to our Named Executive Officers for periods following the completion of our IPO. As discussed in greater detail throughout this CD&A, our Compensation Committee met numerous times during 2010 to review and discuss executive compensation matters with respect to fiscal years 2010 and 2011. Our Compensation Committee generally intends to target the 50th percentile for base salary and to provide our executive officers with an opportunity to earn up to the 75th percentile for total compensation, subject to target performance metrics being satisfied. Although our Compensation Committee reviews survey information as a frame of reference, ultimately the compensation decisions are qualitative, not quantitative, and take into consideration in material part factors such as the age of the data in the survey, the particular officer’s contribution to our financial performance and condition, as well as such officer’s qualifications, skills, experience and responsibilities. Our Compensation Committee considers outside factors as well, such as industry shortages of qualified employees for such positions, recent experience in the marketplace, and the elapsed time between the surveys used and when compensation decisions are made. In light of these qualitative and other considerations, the base salary of a particular officer may be greater or less than the 50th percentile and total compensation may be greater or less than the 75th percentile and, in any event, the Compensation Committee anticipates that it may take several years for the compensation of our executive officers to build to these targeted levels. The Compensation Committee reviews our executive compensation program on an annual basis. During the last quarter of 2010, our Compensation Committee reviewed preliminary recommendations regarding changes to 2011 executive compensation and met with management and other members of our Board of Directors to discuss these recommendations. In December 2010, the Compensation Committee and

the Board of Directors approved certain changes to our executive compensation program for 2011 that are described in the following sections of this CD&A.

Benchmarking and Peer Group.  Prior to 2010, neither our Board of Directors nor our management used peer group analysis or benchmarking for executive compensation purposes.

For 2010, our Chief Executive Officer, Chief Operating Officer, and Senior Vice President Finance met with representatives from Longnecker & Associates, our compensation consultant, to select a group of companies that they consider a “peer group” for executive compensation analysis purposes. This peer group was then used for purposes of developing the recommendations presented to our Board of Directors for compensation packages that became applicable to our Named Executive Officers upon the completion of our IPO. The oil and gas companies that comprise this peer group were selected primarily because they (i) have similar annual revenue, assets and market capitalization as us and (ii) potentially compete with us for executive talent. Longnecker & Associates compiled compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents. Longnecker & Associates also provided published survey compensation data from multiple sources. This compensation data was then used to compare the compensation of our Named Executive Officers to comparably titled persons at companies within our peer group and in the survey data, generally targeting base salaries for our Named Executive Officers at the 50th percentile of our peer group, and targeting annual cash and long-term incentives so that our Named Executive Officers will have the opportunity to realize total compensation up to the 75th percentile of our peer group based on both company and individual performance.

The 2010 peer group for compensation purposes consists of:

• Abraxas Petroleum Corporation	• GeoMet, Inc.
• Approach Resources, Inc.	• GMX Resources, Inc.
• Arena Resources, Inc.	• Goodrich Petroleum Corporation
• Brigham Exploration Company	• Gulfport Energy Corporation
• Carrizo Oil and Gas, Inc.	• Panhandle Oil & Gas, Inc.
• Crimson Exploration, Inc.	• RAM Energy Resources, Inc.
• Delta Petroleum Corporation	• Rex Energy Corporation
• Double Eagle Petroleum Company

At its August 2010 meeting, our Compensation Committee engaged Longnecker & Associates to review the compensation for our executive officers and non-employee Directors. Longnecker & Associates, as well as members of our management team, also worked with the Compensation Committee to develop a peer group for purposes of determining 2011 executive compensation. In light of the difficulty in establishing an appropriate comparison group for market capitalization prior to our IPO and our rapid growth and appreciation following our IPO, it was determined that certain changes to the 2010 peer group were necessary. The 2011 peer group for compensation purposes consists of:

• Brigham Exploration Company	• Gulfport Energy Corp.
• Bill Barrett Corp.	• Resolute Energy Corp.
• Berry Petroleum Company	• Rex Energy Corporation
• Carrizo Oil and Gas, Inc.	• Rosetta Resources Inc.
• Comstock Resources Inc.	• Swift Energy Company
• Goodrich Petroleum Corporation	• Venoco Inc.

For subsequent years, our Compensation Committee will review and re-determine on an annual basis the composition of our peer group so that the peer group will continue to consist of oil and gas exploration and production companies (i) with annual revenue, assets and market capitalization similar to us and (ii) which potentially compete with us for executive talent.

Role of the Compensation Consultant.  Prior to 2010, neither management nor our Board of Directors engaged a compensation consultant. In connection with our IPO, we retained, independent of our Board of Directors, Longnecker & Associates as an independent compensation consultant to assist us in developing the non-employee director and executive compensation programs that were implemented contemporaneously with the completion of our IPO. Representatives from Longnecker & Associates met with our Board of Directors and advised the Board of Directors with regard to general trends in director and executive compensation matters, including (i) competitive benchmarking; (ii) incentive plan design; (iii) peer group selection; and (iv) other matters relating to executive compensation. In addition, Longnecker & Associates provided our management with survey compensation data regarding our 2010 peer group.

The Compensation Committee was formed in connection with our IPO, and its charter grants the committee the sole authority to retain, at our expense, outside consultants or experts to assist it in its duties. In August 2010, the Compensation Committee also engaged Longnecker & Associates to advise it with respect to executive compensation matters, including development of the annual compensation peer group and an annual review and evaluation of our executive and director compensation packages generally, based on, among other things, survey data and information regarding general trends.

Elements of Our Compensation and Why We Pay Each Element

From our inception through the completion of our IPO, our compensation program consisted of base salary and an annual performance-based cash bonus only. In addition, our Named Executive Officers and certain other employees had the opportunity to invest their own funds in Oasis Petroleum Management LLC, which owned an interest in our predecessor, Oasis Petroleum LLC. See “Corporate Reorganization.” Since the consummation of our IPO, the compensation program for our Named Executive Officers has been comprised of the following four elements:

•	base salary;

•	annual performance-based cash incentive awards;

•	long-term equity-based compensation; and

•	other employee benefits.

Base Salary.  Base salary is the fixed annual compensation we pay to each Named Executive Officer for performing specific job responsibilities. It represents the minimum income a Named Executive Officer may receive in any year. We pay each Named Executive Officer a base salary in order to:

•	recognize each executive officer’s unique value and historical contributions to our success in light of salary norms in the industry and the general marketplace;

•	remain competitive for executive talent within our industry;

•	provide executives with sufficient, regularly-paid income; and

•	reflect position and level of responsibility.

Contemporaneous with the consummation of our IPO in June 2010, we implemented salary increases for our Named Executive Officers in order to begin to bring their base salaries in line with similarly titled executives at other companies within our peer group. For Named Executive Officers other than Messrs. Nusz and Reid, the salary increases were fairly small and ranged up to 11.4% of their fiscal 2009 salary. Specifically, Mr. Mace’s base salary was increased to $195,000, and Mr. Smithwick’s base salary was increased to $210,000. Mr. Beers’ salary was increased for 2010 from $200,000 to $225,000, but his total fixed cash compensation remained the same as in 2009 because prior to 2010 he received a separate $25,000 per year living allowance. Because of the increased responsibility of Messrs. Nusz and Reid with respect to our overall business and their greater experience with our company, their base salaries were increased, upon the effectiveness of our IPO, as set forth in the following table:

				Percentage of 50th
			50th Percentile of	Percentile of 2010
	2009 Base Salary	2010 Base Salary(1)	2010 Peer Group	Peer Group

Thomas B. Nusz	$220,000	$325,000	$370,356	87.8%
Taylor L. Reid	$210,000	$275,000	$263,562	104.3%

(1)	2010 base salaries became effective upon consummation of our IPO.

We believe the 2010 salary increases for our Named Executive Officers were necessary in order for us to maintain a competitive compensation program following the effectiveness of our IPO.

In setting annual base salary amounts, our Compensation Committee intends to generally target by position the 50th percentile of our peer group. The Compensation Committee reviewed data provided by Longnecker & Associates with respect to our 2011 compensation peer group and, at its December 2010 meeting, approved certain changes to the base salaries of our Named Executive Officers in order to bring the base salaries of certain of our Named Executive Officers in line with this targeted level of salary. Specifically, Mr. Mace’s base salary was increased to $200,000 and Mr. Smithwick’s base salary was increased to $220,000, both increases effective March 1, 2011. The base salaries of the other Named Executive Officers were not changed.

Annual Performance-Based Cash Incentive Awards.  We have historically utilized, and expect to continue to utilize, performance-based annual cash incentive awards to reward achievement of specified performance goals for the company as a whole with a time horizon of one year or less. We include an annual performance-based cash incentive award as part of our compensation program because we believe this element of compensation helps to:

•	motivate management to achieve key shorter-term corporate objectives, and

•	align executives’ interests with our stockholders’ interests.

Each year since our inception, our Board of Directors has approved annual performance incentive program targets based on metrics that it believes are relevant for a company of our size and growth expectations. These metrics were derived each year from our annual capital budgeting process based upon certain assumptions made by our management. The weight given to these targets and final bonus payments were discretionary during this period.

Effective upon the completion of our IPO, we adopted the 2010 Annual Incentive Compensation Plan (the “Incentive Plan”) to govern our annual cash performance incentive program for 2010 and later years. For 2010, the annual performance incentive metrics included production growth, reserve growth and efficiency, cost structure (operating costs and general and administrative expenses), Adjusted EBITDA, and specified milestones relating to our short- and long-term strategic objectives, including the successful execution of our business plan, securing capital, development and management of our project inventory and organizational improvements. Certain broad categories such as “reserve growth and efficiency” and “cost structure” also included specific, quantifiable metrics to be consistent with the remaining categories. We set threshold, target and maximum levels for the performance metrics to serve as a guideline for determining the actual bonus amounts earned by the Named Executive Officers for 2010. In general, for our Named Executive Officers, our Board of Directors attempted to set objectives for 2010 such that there was approximately a 90% probability of achieving the threshold performance metrics, a 60% probability of achieving the target performance metrics and a 20% probability of achieving the maximum performance metrics. In setting the performance incentive metrics for 2010, our Board of Directors conducted a historical analysis of the extent to which targets were met in prior years.

Our performance goals serve more as guidelines for the Compensation Committee to utilize throughout the year to ensure that our goals and targets will ultimately reflect our true performance. The performance goals are only one factor utilized by the Compensation Committee, alongside a number of other subjective features, such as extenuating market circumstances, individual performance and safety performance, when determining actual amounts of awards. Our Compensation Committee retains the ability to apply discretion to awards based on extenuating market circumstances or individual performance and to modify amounts based on safety performance.

If we achieve the target performance metric, the cash incentive awards are expected to be paid at target levels. In order to create additional incentive for exceptional company performance-based on the metrics described above and the discretion of our Compensation Committee, awards can be up to a maximum percentage of the base salary designated for each Named Executive Officer but it is not expected that payment at this level would occur in most years. For 2010, target awards to our two top executive officers, Mr. Nusz and Mr. Reid, were set at 80% and 60%, respectively, of 2010 base salary and could range from 40% to 160% of 2010 base salary, in the case of Mr. Nusz, and from 30% to 120% of 2010 base salary, in the case of Mr. Reid, depending on performance relative to specified performance metrics and subject to the discretion of our Compensation Committee. Target awards for the remaining Named Executive Officers were set at 50% of 2010 base salary and could range between 25% and 100% of 2010 base salary. The actual results we attained for 2010 exceeded our targeted performance goals (for example, we exceeded targeted annual average daily production volumes by twenty percent). As a result of the performance attained in 2010, each Named Executive Officer received in excess of the target bonus amount, but less than the maximum.

Our Compensation Committee reviewed our performance for 2010, along with the other subjective factors discussed above, with members of management and our full Board of Directors to determine the incentive awards to be paid to our Named Executive Officers with respect to 2010. The 2010 incentive awards earned by our Named Executive Officers are as follows: (i) Mr. Nusz — $442,000, (ii) Mr. Reid — $280,500, (iii) Mr. Mace — $165,750, (iv) Mr. Beers — $191,250, and (v) Mr. Smithwick — $178,500. On March 15, 2011, one-half of the incentive awards will be paid in cash, and the remaining one-half of the incentive awards will be paid in form of restricted stock awards, which the Compensation Committee believes will further incentivize our executive officers to achieve exceptional performance that increases the value of our stock and continue to align management’s interests with those of our stockholders. The number of shares of restricted stock issued in settlement of the 2010 bonus awards for each Named Executive Officer is equal to approximately 50% of the total dollar value of the Named Executive Officer’s bonus award (as set forth above), multiplied by 1.3, with the resulting product then divided by the per share closing price of our common stock on December 15, 2010, which was $25.90/share. The restricted stock awards vest in two equal annual installments on the first and second annual anniversaries of the grant date, such that the awards will be fully vested on March 15, 2013. See “— Long-Term Equity-Based Incentives” for further detail regarding these grants of restricted stock.

In February 2010, each of our Named Executive Officers also received a special cash performance bonus as follows: (i) Mr. Beers -$86,726, (ii) Mr. Mace — $833, (iii) Mr. Nusz - $460,413, (iv) Mr. Reid — $230,453 and (v) Mr. Smithwick — $20,224. These special bonuses were paid at the sole discretion of the board of directors of Oasis Petroleum LLC, prior to the IPO. While our Compensation Committee may make additional special bonuses in the future, there is currently no plan for any other such bonuses for future periods, and we do not anticipate that special bonuses will be an element of our compensation program going forward.

With respect to annual incentive awards for 2011, the Compensation Committee has adopted substantially the same performance metrics as those applicable to the 2010 incentive awards, except that certain components of 2011 performance will also be measured on a per share basis. The threshold, target, and maximum percentages of base salary that each Named Executive Officer is eligible to earn with respect to his annual incentive award have not changed for 2011. On a going forward basis, our Compensation Committee will determine an appropriate method of evaluating our company’s achievement relative to various performance metrics and will determine if the current categories and associated metrics should be adjusted for future fiscal years.

Long-Term Equity-Based Incentives.  Prior to the consummation of our IPO, our compensation structure did not include equity awards or other long-term incentive compensation, other than the opportunity of Named

Executive Officers and other employees to invest their own funds in Oasis Petroleum Management LLC, which owned an interest in our predecessor, Oasis Petroleum LLC.

We believe a formal long-term equity incentive program is important and more consistent with the compensation programs of the companies in our peer group. As a result, effective upon the completion of our IPO, we adopted the Long-Term Incentive Plan, or LTIP, which permits the grant of our stock, options, restricted stock, restricted stock units, phantom stock, stock appreciation rights and other awards, any of which may be designated as performance awards or be made subject to other conditions, to our Named Executive Officers and other eligible employees in 2010 and later years. We believe that long-term equity-based incentive compensation is an important component of our overall compensation program because it:

•	balances short and long-term objectives;

•	aligns our executives’ interests with the long-term interests of our stockholders;

•	rewards long-term performance relative to industry peers;

•	makes our compensation program competitive from a total remuneration standpoint;

•	encourages executive retention; and

•	gives executives the opportunity to share in our long-term value creation.

Our Compensation Committee has the authority under the LTIP to award incentive equity compensation to our executive officers in such amounts and on such terms as the committee determines appropriate in its sole discretion. To date, our long-term equity-based incentive compensation has consisted of restricted stock awards; however, our Compensation Committee may determine in the future that different and/or additional award types are appropriate.

In connection with our IPO, our Board of Directors approved initial awards of an aggregate of 162,750 shares of restricted stock to executive officers and key employees, including the Named Executive Officers, which were granted effective upon the completion of our IPO. We believe this type of award aligns our executive officers with the interests of our stockholders on a long-term basis and has retentive attributes. The number of shares in each individual grant represented an aggregate value at grant date equal to approximately 100% of each individual’s post-IPO annualized base salary. These initial restricted stock awards vest over three years with the initial one-third tranche vesting in January 2011, provided the award recipient remains continuously employed by us through each vesting date. The vesting of these awards will accelerate in full if the award recipient’s employment is terminated due to either death or disability, and the awards are subject to the accelerated vesting provisions contained in any existing employment agreement or in our Executive Change in Control and Severance Benefit Plan, to the extent an award recipient participates in the plan.

At its December 2010 meeting, our Board of Directors approved restricted stock awards to our Named Executive Officers to align our executive officers with the interests of shareholders and to retain our executives. The awards will vest ratably over a three-year period provided the award recipient remains continuously employed through the vesting dates. These awards are subject to the same accelerated vesting provisions described above for the initial grants. At the December 2010 meeting, our Board of Directors approved restricted stock awards for our Named Executive Officers in the following amounts: (i) Mr. Nusz — 15,000 restricted shares, (ii) Mr. Reid — 10,600 restricted shares, (iii) Mr. Mace — 9,350 restricted shares, (iv) Mr. Beers — 6,500 restricted shares, and (v) Mr. Smithwick — 6,050 restricted shares. The awards to Mr. Nusz and Mr. Reid are intended to represent a number of shares with an aggregate value approximately equal to 120% and 100%, respectively, of the officers’ 2010 base salaries. Mr. Mace’s award was set at approximately 125% of his 2010 base salary. Awards for the remaining Named Executive Officers were set at approximately 75% of their respective 2010 base salaries. In addition, as described in greater detail above under “Elements of Our Compensation and Why We Pay Each Element — Annual Performance-Based Cash Incentive Awards,” our Named Executive Officers were paid a portion of their 2010 annual incentive bonus in the form of restricted stock awards. The number of shares of restricted stock granted to each Named Executive Officers in connection with the 2010 annual incentive awards is as follows: (i) Mr. Nusz — 11,050 restricted shares, (ii) Mr. Reid — 7,000 restricted shares, (iii) Mr. Mace — 4,150 restricted shares, (iv) Mr. Beers — 4,750 restricted shares, and (v) Mr. Smithwick — 4,450 restricted shares. Both grants of restricted stock will be awarded on March 15, 2011.

With respect to annual restricted stock grants to be awarded in future years, the Compensation Committee has approved changes to the aggregate value of the awards to be granted to the Named Executive Officers. Specifically, future annual awards to Mr. Nusz and Mr. Reid are intended to represent a number of shares with an aggregate value approximately equal to 200% and 150%, respectively, of the officers’ base salaries. Awards for the remaining Named Executive Officers were set at approximately 100% of their respective base salaries. The Compensation Committee determined that these increases in the aggregate values for future annual restricted stock awards were necessary for our total compensation package to remain competitive with those of our 2011 peer group such that our Named Executive Officers will have the opportunity to achieve up to the 75th percentile in total compensation as targeted by the Compensation Committee, although the Compensation Committee anticipates that it may take several years for the compensation of our executive officers to build to these targeted levels.

Employee Benefits.  In addition to the elements of compensation previously discussed in this section, the Named Executive Officers are eligible for the same health, welfare and other employee benefits as are available to all our employees generally, which include medical and dental insurance, short and long-term disability insurance, a health club subsidy and a 401(k) plan with a dollar-for-dollar match on the first 5% of eligible employee contributions. We do not sponsor any defined benefit pension plan or nonqualified deferred compensation arrangements at this time.

The general benefits offered to all employees (and thus to the Named Executive Officers) are reviewed by our Compensation Committee each year. Currently, we do not provide our Named Executive Officers with any special benefits or perquisites that are not available to all other employees. In the future, benefits offered only to Named Executive Officers will be reviewed by the Compensation Committee in conjunction with its annual review of executive officer compensation.

How Elements of Our Compensation Program are Related to Each Other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. Our compensation philosophy is to foster entrepreneurship at all levels of the company by awarding long-term equity-based incentives, currently in the form of restricted stock grants, as a significant component of executive compensation. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, we believe that our compensation packages are representative of an appropriate mix of compensation elements, and we anticipate that we will continue to utilize a similar, though not identical, mix of compensation in future years. The approximate allocation of compensation elements in the post-IPO 2010 compensation packages for each Named Executive Officer is as follows:

			Other Named
	Thomas B. Nusz	Taylor L. Reid	Executive Officers

Base Salary	27%	32%	35%
Annual Cash Incentive Bonus	18	16	15
Restricted Stock Awards	55	52	50
Total	100%	100%	100%

Accounting and Tax Considerations

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. An exception applies to this deductibility limitation for a limited period of time in the case of companies that become publicly-traded.

We reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities. During 2010, none of our Named Executive Officers received salary, bonus, vesting of restricted stock or other compensation that, in the aggregate, exceeded the tax deductible limitations under Section 162(m).

If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such compensation does not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture and are subject to certain additional adverse tax consequences. We intend to design such arrangements to be exempt from, or to comply with, Section 409A.

All equity awards to our employees, including our Named Executive Officers, and to our Directors will be granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC), Topic 718, “Compensation — Stock Compensation.”

Employment Agreements

On June 18, 2010, we entered into employment agreements with Messrs. Nusz and Reid. These employment agreements are designed to ensure an individual understanding of how the employment relationship may be extended or terminated, the compensation and benefits that we provide during the term of employment and the obligations each party has in the event of termination of the officer’s employment. We have not entered into employment agreements with any of our other employees and we expect the remainder of our employees to remain “at will.” In consultation with our compensation consultant, Longnecker & Associates, we determined that, due to the historical roles they have played in the success and growth of the company, Messrs. Nusz and Reid are critical to the ongoing stability and development of the business and, therefore, entering into employment agreements with these individuals was advisable.

The employment agreements provide for an initial three-year term that will be automatically renewed for successive one-year periods unless we give notice to the executive of non-renewal at least 60 days prior to the last day of the then-current term. The employment agreements provide that Messrs. Nusz and Reid initially received annual base salaries of $325,000 and $275,000, respectively, which may be increased by our Board of Directors in its discretion. The employment agreements also provide that Messrs. Nusz and Reid are eligible to receive annual performance-based bonuses each year during the employment term. The target amount of each annual bonus is 80% for Mr. Nusz and 60% for Mr. Reid of the executive’s base salary for the year, and greater or lesser amounts may be paid depending on the performance actually achieved. See “— Elements of Our Compensation and Why We Pay Each Element — Annual Performance-based Cash Incentive Awards.” The employment agreements also provide Messrs. Nusz and Reid with the opportunity to participate in the employee benefit arrangements offered to similarly situated executives and provide that they may periodically receive stock grants pursuant to our long-term incentive compensation plan.

The employment agreements provide for severance and change in control benefits to be paid to Messrs. Nusz and Reid under certain circumstances. The severance benefits are provided to reflect the fact that it may be difficult for executive officers to find comparable employment within a short period of time if they are involuntarily terminated. Change in control benefits are provided in order that the executives may objectively assess and pursue aggressively our interests and the interests of our stockholders with respect to a contemplated change in control, free from personal, financial and employment considerations. The employment agreements also impose certain non-compete, non-disclosure and similar obligations on the executives.

The severance and change in control benefits and the post-termination obligations imposed on the executives are described in greater detail below. See “— Executive Compensation — Potential Payments Upon Termination and Change in Control.”

Severance and Change in Control Arrangements

Prior to the consummation of our IPO, Messrs. Nusz and Reid were parties to an Ancillary Agreement, dated as of March 5, 2007, pursuant to which they were entitled to receive certain severance benefits upon an involuntary termination without cause or for good reason. These severance benefits are described in detail in Amendment No. 5 to our Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 3, 2010, in the section entitled “— Executive Compensation — Potential Payments Upon Termination and Change in Control — Ancillary Agreement.” The Ancillary Agreement terminated upon the consummation of our IPO and is of no further force or effect.

Other than the Ancillary Agreement entered into with Messrs. Nusz and Reid, we did not have any agreements in place providing severance or change in control benefits to our executive officers and key employees prior to the completion of our IPO. As described above, contemporaneous with the closing of our IPO, the employment agreements provide certain benefits and compensation to Messrs. Nusz and Reid in the event of certain terminations from employment, including in connection with a change in control. These benefits are described in greater detail above and in the section below entitled “— Executive Compensation — Potential Payments Upon Termination and Change in Control.”

For executive officers and other key employees other than Messrs. Nusz and Reid, our Board of Directors adopted an Executive Change in Control and Severance Benefit Plan, effective as of the consummation of our IPO, to provide severance and change in control benefits to participants. We believe that adoption of the Executive Change in Control and Severance Benefit Plan was appropriate because we believe that the interests of our stockholders are best served if we provide separation benefits to eliminate, or at least reduce, the reluctance of executive officers and other key employees to pursue potential corporate transactions that may be in the best interests of our stockholders, but that may have resulting adverse consequences to the employment situations of our executive officers and other key employees. Further, this plan ensures an understanding of what benefits are to be paid to participants in the event of termination of their employment in certain specified circumstances and/or upon the occurrence of a change in control. The payments and benefits provided under the Executive Change in Control and Severance Benefit Plan are subject to compliance with certain post-employment obligations regarding the use of confidential and/or proprietary information and limiting the ability of participants to compete with us or solicit our employees or customers. The payments and benefits offered under the Executive Change in Control and Severance Benefit Plan are described in greater detail under “— Executive Compensation — Potential Payments Upon Termination and Change in Control.”

Gross-Ups.  Under the employment agreements with Messrs. Nusz and Reid, and under our Executive Change in Control and Severance Benefit Plan in which the other Named Executive Officers participate, if benefits to which the Named Executive Officers become entitled in connection with a change in control are considered “excess parachute payments” under Section 280G of the Code, then each Named Executive Officer is entitled to an additional gross-up payment from us, unless the aggregate amount of the payments due to the executive in connection with a change in control may be reduced by 10% or less and fall within the safe harbor amount for Section 280G purposes such that no excise taxes are imposed, in which event, the payments to an executive will be so reduced. If a reduction of more than 10% would be needed in order for the payments to be within the Section 280G safe harbor, then no reduction in the payment amounts will be made and the executive will receive a gross-up payment in an amount such that, after payment by the Named Executive Officer of all taxes including any excise tax imposed upon the gross-up payment, the Named Executive Officer would retain an amount equal to the excise tax imposed upon the payment.

Stock Ownership Guidelines

The Board of Directors adopted Stock Ownership Guidelines in November 2010 that established minimum ownership levels for Named Executive Officers and a period during which Named Executive

Officers could accumulate if they were not at minimum levels yet. The Stock Ownership Guidelines are advisory in nature and designate the following ownership levels: (i) Vice Presidents — one time annual base salary, (ii) Senior Vice Presidents and above — two times annual base salary, and (iii) Chairman, President and Chief Executive Officer — five times annual base salary. All of our Named Executive Officers currently own stock in excess of the minimum ownership levels. For our non-employee Directors, the Stock Ownership Guidelines designate a minimum ownership level of three times the annual cash retainer fee.

Securities Trading Policy

Our securities trading policy provides that executive officers, including the Named Executive Officers, and our Directors, may not, among other things, purchase or sell puts or calls to sell or buy our stock, engage in short sales with respect to our stock, buy our securities on margin, or otherwise hedge their ownership of our stock. The purchase or sale of stock by our executive officers and Directors may only be made during certain windows of time and under the other conditions contained in our policy.

Executive Compensation

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to us by our Named Executive Officers during the fiscal year ended December 31, 2009 and the fiscal year ended December 31, 2010.

					All Other
		Salary	Bonus	Stock	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	Awards($)(3)	($)(4)	($)

Thomas B. Nusz	2010	$276,875	$681,413	$589,124	$1,248	$1,548,660
Chairman, President and	2009	$220,000	$543,167	—	$2,589	$765,756
Chief Executive Officer
Taylor L. Reid	2010	$245,208	$370,703	$436,989	$1,948	$1,054,848
Executive Vice President	2009	$210,000	$329,000	—	$1,907	$540,907
and Chief Operating Officer
Roy W. Mace	2010	$185,833	$83,708	$289,304	$650	$559,495
Senior Vice President,	2009	$158,750	$99,167	—	$1,298	$259,215
Chief Accounting Officer and Corporate Secretary
Kent O. Beers	2010	$225,000	$182,351	$334,175	—	$741,526
Senior Vice President Land	2009	$200,000	$193,000	—	$25,632	$418,632
Walter S. Smithwick	2010	$200,833	$109,474	$311,739	—	$622,046
Senior Vice President	2009	$190,000	$127,000	—	—	$317,000
Operations

(1)	Reflects the dollar value of base salary earned by each Named Executive Officer during fiscal 2010. Contemporaneously with the completion of our IPO, the annual base salaries of the Named Executive Officers were increased; however, Mr. Beers’ total fixed cash compensation remained the same because, prior to 2010, he was receiving a separate $25,000 annual living allowance.

(2)	Reflects amounts paid for services provided in fiscal year 2010 as annual performance-based cash bonus awards pursuant to the Incentive Plan. As previously discussed in the CD&A, a portion of the annual performance-based bonus awards under the Incentive Plan for 2010 were paid in the form of restricted stock awards, which are reported in the “Stock Awards” column of the Summary Compensation Table. Only the portion of the 2010 annual performance-based bonus under the Incentive Plan that was paid in cash is reflected in this column. Also reflects cash amounts of $460,413, $230,453, $833, $86,726, and $20,224 paid to Messrs. Nusz, Reid, Mace, Beers and Smithwick, respectively, as one-time special performance bonuses that were made in the sole discretion of the board of directors of Oasis Petroleum LLC, prior to the IPO.

(3)	The amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value of restricted stock awards granted under our LTIP for fiscal year 2010, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. This includes (i) the restricted stock awards granted in connection with the completion of our IPO, and (ii) the restricted stock awards granted in settlement of one-half of the 2010 annual performance-based bonuses under the Incentive Plan (for purposes of reporting this restricted stock award in the “Stock Awards” column, December 15, 2010 (the date of the Committee approval) has been used as the grant date of the awards, even though the awards will not be issued until March 15, 2011. See Note 10 to our consolidated financial statements on Form 10-K for fiscal 2010 for additional detail regarding assumptions underlying the value of these equity awards.

(4)	The following items are reported in the “All Other Compensation” column for fiscal 2010:

Name	Health Club	Parking	Total

Thomas B. Nusz	—	$1,248	$1,248
Taylor L. Reid	$700	$1,248	$1,948
Roy W. Mace	$650	—	$650
Kent O. Beers	—	—	$—
Walter S. Smithwick	—	—	$—

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to each of the Named Executive Officers under the LTIP during fiscal year 2010.

		All Other
		Stock Awards:
		Number of	Grant Date
		Shares of	Fair Value of
	Grant Date	Stock or Units	Stock Awards
Name	(3)	(#)(1)	($)(2)

Thomas B. Nusz	6/22/2010	19,200	$301,824
	12/15/2010	11,050	$287,300
Taylor L. Reid	6/22/2010	16,200	$254,664
	12/15/2010	7,000	$182,325
Roy W. Mace	6/22/2010	11,500	$181,566
	12/15/2010	4,150	$107,738
Kent O. Beers	6/22/2010	13,350	$209,862
	12/15/2010	4,750	$124,313
Walter S. Smithwick	6/22/2010	12,450	$195,714
	12/15/2010	4,450	$116,025

(1)	Reflects the grant of restricted stock awards under the LTIP made to the Named Executive Officers (a) in connection with the completion of our IPO and (b) in settlement of one-half of the 2010 annual performance-based bonuses under the Incentive Plan.

(2)	Reflects the grant date fair value of the restricted stock awards granted under the LTIP during fiscal 2010, computed in accordance with FASB ASC Topic 718. With respect to the restricted stock awarded in settlement of one-half of the 2010 annual performance-based bonuses under the Incentive Plan, December 15, 2010 (the date of the Committee approval) has been used as the grant date of the awards, even though the awards will not be issued until March 15, 2011.

(3)	The awards reported with a grant date of December 15, 2010 were approved by the Compensation Committee on December 15, 2010 in settlement of a portion of each Named Executive Officer’s annual incentive bonus for 2010. These restricted stock awards will not be issued until March 15, 2011.

Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table was paid or awarded, are described above in the CD&A.

Employment Agreements

During fiscal 2010, we had employment agreements with Messrs. Nusz and Reid, which became effective as of June 18, 2010. The employment agreements provide that Messrs. Nusz and Reid will each receive an annual base salary, which may be increased by our Board of Directors in its discretion. The employment agreements also provide that Messrs. Nusz and Reid are eligible to receive annual performance-based bonuses each year during the employment term. The target amount of each annual bonus is 80% for Mr. Nusz and 60% for Mr. Reid of the executive’s base salary for the year, and greater or lesser amounts may be paid depending on the performance actually achieved. The employment agreements also provide Messrs. Nusz and Reid with the opportunity to participate in the employee benefit arrangements offered to similarly situated executives and provide that they may periodically receive grants pursuant to our long-term incentive compensation plan. More detail regarding the employment agreements with Messrs. Nusz and Reid is provided in the section above entitled “Compensation Discussion and Analysis — Employment Agreements.” The severance and change in control benefits provided by the employment agreements are described below in the section entitled “Potential Payments upon Termination and Change in Control — Employment Agreements.”

Restricted Stock Awards

On June 22, 2010, each of the Named Executive Officers received a grant of restricted shares under our LTIP in connection with our IPO. The restricted shares vest in three substantially equal annual installments on January 1, 2011, January 1, 2012 and January 1, 2013 (so that the awards will be 100% vested on January 1, 2013), provided the Named Executive Officer remains an employee continuously from the date of grant through the applicable vesting date. In addition, in settlement of a portion of each Named Executive Officer’s 2010 annual performance-based bonus under the Incentive Plan, the Named Executive Officers each received an additional restricted stock grant that vests in annual installments over a two-year period, with the awards becoming 100% vested on March 15, 2013.

All restricted stock awards will become fully vested if the Named Executive Officer’s employment is terminated due to either death or disability. In addition, the awards are subject, as applicable, to the accelerated vesting provisions in the employment agreements with Messrs. Nusz and Reid and in the Executive Change in Control and Severance Benefit Plan. These accelerated vesting provisions are described in greater detail below in the section entitled “Potential Payments upon Termination or Change in Control.” While a Named Executive Officer holds unvested restricted shares, he is entitled to all the rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends thereon, which dividends must be paid within 30 days of the date dividends are distributed to our stockholders generally.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards held by each of the Named Executive Officers as of December 31, 2010.

	Stock Awards
	Number of Shares or	Market Value of Shares
	Units of Stock That	or Units of Stock That
Name	Have Not Vested(#)(1)	Have Not Vested ($)(2)

Thomas B. Nusz	19,200	$520,704
Taylor L. Reid	16,200	$439,344
Roy W. Mace	11,550	$313,236
Kent O. Beers	13,350	$362,052
Walter S. Smithwick	12,450	$337,644

(1)	The vesting schedule applicable to the outstanding restricted stock awards is described above under “Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.” Does not include any of the restricted shares awarded in settlement of a portion of the 2010 annual performance-based bonus under the Incentive Plan, because those awards will not be granted until March 15, 2011 (and hence were not outstanding on December 31, 2010).

(2)	This column represents the closing price of our common stock on December 31, 2010, which is $27.12, multiplied by the number of restricted shares outstanding.

Options Exercised and Stock Vested

No equity-based awards held by our Named Executive Officers vested or were exercised during fiscal year 2010.

Pension Benefits

Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments Upon Termination and Change in Control

Contemporaneous with the consummation of our IPO, we entered into employment agreements with Messrs. Nusz and Reid that contain provisions regarding payments to be made to such individuals upon termination of their employment in certain circumstances, including in connection with a change in control. These agreements are described in greater detail below and under “Compensation Discussion & Analysis — Employment Agreements.” We have also adopted an Executive Change in Control and Severance Benefit Plan, effective as of the consummation of our IPO, in which our Named Executive Officers, other than Messrs. Nusz and Reid, participate. The payments and benefits provided under these arrangements and pursuant to the outstanding equity-based awards granted under our LTIP are described below.

Employment Agreements

Under the employment agreements with Messrs. Nusz and Reid, upon any termination of employment, Messrs. Nusz and Reid are entitled to receive accrued but unpaid salary, any unpaid annual performance bonus earned for the calendar year prior to the year in which the executive terminates, reimbursement of eligible expenses and any employee benefits due pursuant to their terms. In addition, if Messrs. Nusz and Reid are terminated due to death or “disability,” then they will be entitled to receive the following amounts: (i) a pro-rata portion of the annual performance bonus for the calendar year of termination, (ii) an amount equal to 12 months’ worth of the executive’s base salary, payable in a lump sum within 60 days or by March 15 of the year following termination, whichever is earlier, and (iii) an amount equal to 18 months’ worth of COBRA premiums, if the executive elects and remains eligible for COBRA.

If we terminate the employment of Messrs. Nusz and Reid for reasons other than “cause,” if we elect not to renew the employment agreement with the executive, or if the executives terminate employment for “good reason,” then Messrs. Nusz and Reid will be entitled to receive the following amounts: (i) a pro-rata portion of the annual performance bonus for the calendar year of termination, (ii) an amount equal to the greater of (a) the aggregate amount of base salary payable for the remainder of the employment term, and (b) an amount equal to 12 months’ worth of the executive’s base salary, payable in equal monthly installments (with amounts in excess of certain limitations under Section 409A of the Code payable in a lump sum within 60 days), (iii) an amount equal to 18 months’ worth of COBRA premiums, if the executive elects and remains eligible for COBRA, (iv) an amount equal to the aggregate of each annual target performance bonus the executive would have been entitled to receive if he had continued to perform services for the remainder of the employment term, if termination occurs during the initial three-year term, or an amount equal to 80% (for Mr. Nusz) and 60% (for Mr. Reid) of base salary for the remainder of the then-current term, if termination occurs after the initial term, in each case minus the amount of the pro-rata bonus paid, and (v) accelerated vesting of all outstanding equity awards. Severance amounts, other than the pro-rata bonus amount, are subject to the executive’s delivery to us (and nonrevocation) of a release of claims within 60 days of his termination date.

In the event a “change in control” occurs, all outstanding equity awards held by Messrs. Nusz and Reid will be immediately vested in full. In addition, in the event Messrs. Nusz and Reid are terminated by us other than for “cause,” if we elect not to renew the employment agreements or if the executives terminate employment for “good reason,” in each case, within 12 months following a “change in control,” Messrs. Nusz and Reid (or their respective estates) are entitled to receive (i) an amount equal to two times the sum of (a) the executive’s annualized base salary and (b) the maximum annual performance bonus he is eligible to receive for the then-current year if termination occurs during the initial three year term, or an amount equal to 80% (for Mr. Nusz) and 60% (for Mr. Reid) of base salary, if termination occurs after the initial term and (ii) an amount equal to 18 months’ worth of COBRA premiums, if the executive elects and is eligible to receive COBRA. If Messrs. Nusz and Reid are terminated in connection with a change in control and would receive greater benefits under another provision of their employment agreements, they will be entitled to receive the greater benefits. Because of the tax on so-called “parachute payments” imposed by the Code’s Section 4999 on payments made in connection with a change in control, we have agreed to reimburse Messrs. Nusz and Reid for any excise taxes imposed as a result of a payment of change in control benefits and to gross up those tax payments to keep the executives whole, unless the aggregate payments due to the executives may be reduced by 10% or less and, following such reduction, will not exceed the safe harbor amount under Code Section 280G, in which case the payments due will be so reduced.

Messrs. Nusz and Reid are subject to certain confidentiality, noncompete and nonsolicitation provisions contained in the employment agreements. The confidentiality covenants are perpetual, while the noncompete and nonsolicitation covenants apply during the term of the employment agreements and for 12 months following the employee’s termination date, except that the latter covenants will cease to apply if the executive is terminated for any reason on or after a change in control.

Executive Change in Control and Severance Benefit Plan

We have adopted an Executive Change in Control and Severance Benefit Plan, which became effective upon the consummation of our IPO, that provides severance and change in control benefits to our Named Executive Officers (other than Messrs. Nusz and Reid). Participants in the Executive Change in Control and Severance Benefit Plan are entitled to receive, upon any termination of their employment, accrued but unpaid base salary, any unpaid annual performance bonus earned for the calendar year prior to the year in which the participant’s employment is terminated, reimbursement of eligible expenses and any employee benefits due pursuant to their terms. In addition, if a participant in the Executive Change in Control and Severance Benefit Plan is terminated due to death or “disability,” then the participant is entitled to receive the following amounts: (i) a pro-rata portion of the annual performance bonus for the calendar year of termination, (ii) an amount equal to 12 months’ worth of the participant’s base salary, payable in a lump sum, and (iii) an amount equal to 18 months’ worth of COBRA premiums, if the participant elects and remains eligible for COBRA.

If we terminate the employment of a participant in the Executive Change in Control and Severance Benefit Plan for a reason other than “cause” or if a participant terminates employment for “good reason,” then the participant is entitled to receive the following amounts: (i) a pro-rata portion of the annual performance bonus for the calendar year of termination, (ii) an amount equal to 12 months’ worth of the participant’s base salary, payable in 12 equal monthly installments, (iii) an amount equal to 18 months’ worth of COBRA premiums, if the participant elects and remains eligible for COBRA, and (iv) accelerated vesting of all outstanding equity awards. Severance amounts, other than the pro-rata bonus amount, are subject to the participant’s delivery to us (and nonrevocation) of a release of claims within 60 days of the termination date.

In the event a “change in control” occurs, all outstanding equity awards held by participants in the Executive Change in Control and Severance Benefit Plan will be immediately vested in full. In addition, in the event a participant is terminated by us other than for “cause” or if the participant terminates employment for “good reason,” in each case, within 24 months following a “change in control,” the participant (or his or her estate) is entitled to receive (i) an amount equal to two times the sum of (a) the participant’s annualized base salary and (b) the participant’s target performance bonus for the calendar year in which the “change in control” occurs, and (ii) an amount equal to 18 months’ worth of COBRA premiums, if the participant elects and remains eligible for COBRA. If the employment of a participant in the Executive Change in Control and Severance Benefit Plan is terminated in connection with a “change in control” and the participant would receive greater benefits under another provision of the Executive Change in Control and Severance Benefit Plan, the participant will be entitled to receive the greater benefits. Because of the tax on so-called “parachute payments” imposed by Code Section 4999 on payments made in connection with a change in control, we have agreed to reimburse participants in the Executive Change in Control and Severance Benefit Plan for any excise taxes imposed as a result of a payment of change in control benefits and to gross up those tax payments to keep the participants whole, unless the aggregate payments due to the executives may be reduced by 10% or less and, following such reduction, will not exceed the safe harbor amount under Code Section 280G, in which case the payments will be so reduced.

Participants in the Executive Change in Control and Severance Benefit Plan are subject to certain confidentiality, noncompete and nonsolicitation provisions contained in the plan. The confidentiality provisions are perpetual, while the noncompete and nonsolicitation covenants apply while a participant is employed by us and for 12 months following the participant’s employment termination date, except that the latter covenants will cease to apply if the participant is terminated for any reason on or after a change in control.

Under our 2010 Annual Incentive Compensation Plan, upon the occurrence of a “change in control,” participants (including our Named Executive Officers) will receive the target annual cash bonus award amount that the participant is eligible to earn for the calendar year in which the “change in control” occurs, payable within 30 days after the date of the “change in control.”

For purposes of the employment agreements, the Executive Change in Control and Severance Benefit Plan and the 2010 Annual Incentive Compensation Plan, the terms listed below are defined as follows:

(i) “cause” means (a) the executive has been convicted of a misdemeanor involving moral turpitude or a felony, (b) the executive has engaged in grossly negligent or willful misconduct in performing his duties, which has a material detrimental effect on the company, and (with respect to participants in the Executive Change in Control and Severance Benefit Plan) which acts continued for a period of 30 days after notice of such failure of performance, (c) the executive has breached a material provision of the employment agreement or the plan, as applicable, (d) the executive has engaged in conduct that is materially injurious to us or (e) the executive has committed an act of fraud. Messrs. Nusz and Reid will have a limited period of 30 days to cure events (unless the cause event is that described in clause (a) above).

(ii) “change in control” means (a) a person acquires 50% or more of our outstanding stock or outstanding voting securities, subject to certain limited exceptions, (b) individuals who serve as board members on the effective date of the employment agreements or the plan, as applicable (or who are subsequently approved by a majority of such individuals), cease for any reason to constitute at least a majority of the Board of Directors, (c) consummation of a reorganization, merger, consolidation or a sale of all or substantially all of our assets, subject to certain limited exceptions, or (d) approval by our stockholders of a complete liquidation or dissolution.

(iii) “disability” means the executive’s inability to perform the executive’s essential functions with or without reasonable accommodation, if required by law, due to physical or mental impairment.

(iv) “good reason” means, without the executive’s express written consent, (a) a material breach by us of the employment agreement or of our obligations under the plan, as applicable, (b) a material reduction in the executive’s base compensation, (c) a material diminution in the executive’s authority, duties or responsibilities, (d) a change in the geographic location where the executive must normally perform services by more than 50 miles or (e) a requirement that the executive report to an employee instead of to our board (for Mr. Nusz) or a material reduction in the authority, duties or responsibilities of the person to whom the executive reports (for all other Named Executive Officers). The executive must notify us within 60 days of the occurrence of any such event and we have 30 days following notice to cure.

Restricted Stock Awards

The Named Executive Officers each hold outstanding awards of restricted stock under our LTIP as previously described in the sections above entitled “— Compensation Discussion and Analysis — Elements of Our Compensation and Why We Pay Each Element — Long-Term Equity-Based Incentives” and “Executive Compensation — Narrative Discussion to the Summary Compensation Table and the Grants of Plan-Based Awards Table.” The vesting of the restricted stock awards will accelerate in full if a Named Executive Officer’s employment is terminated due to either death or disability. In addition, the awards are subject to the accelerated vesting provisions contained in, as applicable, the employment agreements with Messrs. Nusz and Reid and the Executive Change in Control and Severance Benefit Plan, which are described above in this section “— Potential Payments upon Termination and Change in Control.” For purposes of the restricted stock awards, “disability” has the same meaning as set forth above with respect to the employment agreements and the Executive Change in Control and Severance Benefit Plan.

Quantification of Payments

The table below discloses the amount of compensation and/or benefits due to the Named Executive Officers in the event of their termination of employment and/or in the event we undergo a change in control effective December 31, 2010, and that the price per share of common stock was $27.12, which was the closing price per share of our common stock on December 31, 2010. The table excludes amounts accrued through fiscal 2010 year-end that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and benefits generally available to all our salaried employees. The amounts below constitute estimates of the amounts that would be paid to the Named Executive Officers upon their respective terminations and/or upon a change in control under such arrangements. The actual amounts to be paid are dependent on various factors, which may or may not exist at the time a Named Executive Officer is actually terminated and/or a change in control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

				Termination
				Without
				Cause or
		Termination	Termination	for Good
	Termination	Due to	Without	Reason
	Due to	Non-Extension	Cause or	Following a
	Death or	by	for Good	Change in	Change in
Named Executive Officer	Disability	the Company	Reason	Control	Control

Thomas B. Nusz Salary(1)	$325,000	$812,500	$812,500	—	—
Bonus Amounts(1)	$442,000	$520,000	$520,000	$260,000	$260,000
COBRA Premiums(2)	$30,545	$30,545	$30,545	$30,545	—
Change in Control Payments	—	—	—	$1,690,000	—
Accelerated Equity Vesting(3)	$520,704	$520,704	$520,704	$520,704	$520,704

Total(4)	$1,318,249	$1,883,749	$1,883,749	$3,257,521	$780,704
Taylor L. Reid Salary(1)	$275,000	$687,500	$687,500	—	—
Bonus Amounts(1)	$280,500	$330,000	$330,000	$165,000	$165,000
COBRA Premiums(2)	$30,545	$30,545	$30,545	$30,545	—
Change in Control Payments	—	—	—	$1,210,000	—
Accelerated Equity Vesting(3)	$439,344	$439,344	$439,344	$439,344	$439,344

Total(4)	$1,025,389	$1,487,389	$1,487,389	$2,364,954	$604,344
Roy W. Mace Salary(1)	$195,000	—	$195,000	—	—
Bonus Amounts(1)	$165,750	—	$165,750	$97,500	$97,500
COBRA Premiums(2)	$30,545	—	$30,545	$30,545	—
Change in Control Payments	—	—	—	$585,000	—
Accelerated Equity Vesting(3)	$313,236	—	$313,236	$313,236	$313,236

Total(4)	$704,531	—	$704,531	$1,271,728	$410,736
Kent O. Beers Salary(1)	$225,000	—	$225,000	—	—
Bonus Amounts(1)	$191,250	—	$191,250	$112,500	$112,500
COBRA Premiums(2)	$20,406	—	$20,406	$20,406	—
Change in Control Payments	—	—	—	$675,000	—
Accelerated Equity Vesting(3)	$362,052	—	$362,052	$362,052	$362,052

Total(4)	$798,708	—	$798,708	$1,471,589	$474,552
William S. Smithwick Salary(1)	$210,000	—	$210,000	—	—
Bonus Amounts(1)	$178,500	—	$178,500	$105,000	$105,000
COBRA Premiums(2)	$30,545	—	$30,545	$30,545	—
Change in Control Payments	—	—	—	$630,000	—
Accelerated Equity Vesting(3)	$337,644	—	$337,644	$337,644	$337,644

Total(4)	$756,689	—	$756,689	$1,103,189	$442,644

(1)	Based on rate of salary and annual bonus opportunity in effect for each Named Executive Officer as of December 31, 2010. For purposes of calculating any pro-rata bonus, the aggregate dollar value of the bonus awards actually earned by each Named Executive for 2010 was used.

(2)	Reflects 18 months’ worth of the COBRA premiums at the following monthly rates: $1,696.93 for Mr. Nusz, $1,696.93 for Mr. Reid, $1,696.93 for Mr. Mace, $1,133.64 for Mr. Beers, and $1,696.93 for Mr. Smithwick.

(3)	The accelerated vesting of restricted stock awards is based upon the closing price per share of our common stock on December 31, 2010, which is $27.12, multiplied by the number of outstanding restricted shares that would vest upon the occurrence of the event indicated. Does not include any of the restricted shares awarded in settlement of a portion of the 2010 annual performance-based bonus under the Incentive Plan, because those awards will not be granted until March 15, 2011 (and hence were not held by the Named Executive Officers on December 31, 2010).

(4)	As described above, we have agreed to reimburse our Named Executive Officers for any excise taxes imposed on them as a result of a payment of change in control benefits and to gross up those tax payments to keep the Named Executive Officers whole, unless the aggregate payments due to an executive may be reduced by 10% or less and, following such reduction, will not exceed the safe harbor amount under Code Section 280G, in which case the payments will be so reduced. The total payments reported with respect to the “Termination without Cause or for Good Reason Following a Change in Control” column for each Named Executive Officer exceeds each of their respective Code Section 280G safe harbor amounts. The aggregate severance amounts reported for Messrs. Nusz, Reid, Mace and Beers include gross-up payments in the following amounts because the amounts otherwise payable to these Named Executive Officers exceed their respective Code Section 280G safe harbor amount and would need to be reduced by more than 10% in order to fall within the Code Section 280G safe harbor: (a) Mr. Nusz — $756,272, (b) Mr. Reid — $520,065, (c) Mr. Mace — $245,447, and (d) Mr. Beers - $301,631. The aggregate severance amount reported above as payable to Mr. Smithwick following a change in control would actually be reduced to $802,312 to fall within his Code Section 280G safe harbor limit in accordance with the terms of the Executive Change in Control and Severance Benefit Plan as described above. Although this cut back amount for Mr. Smithwick is more than 10% of the aggregate severance amount reported above, the IRS regulations promulgated under Section 280G of the Code prescribe a different accelerated vesting calculation for restricted stock awards than the calculations used for purposes of this table pursuant to the SEC’s rules.

Director Compensation

We believe that attracting and retaining qualified non-employee Directors is critical to our future value growth and governance, and that providing a total compensation package between the 50th percentile and 75th percentile of our peer group is necessary to accomplish that objective. Our Board of Directors also believes that the compensation package for our non-employee Directors should require a significant portion of the total compensation package to be equity-based to align the interests of our Directors with our stockholders.

After review with Longnecker & Associates of non-employee director compensation paid by our peer group, our Board of Directors approved the following compensation plan for non-employee Directors for 2010 and later years:

•	an annual cash retainer fee of $40,000, plus cash payments of $1,250 for each Board of Directors’ meeting attended and $1,000 for each committee meeting attended;

•	an initial equity award of 4,500 shares of restricted stock; and

•	an annual equity award of shares of our restricted stock having a value of approximately $70,000 based on the average of the high and low market-quoted sales prices of our common stock on the grant date of the award.

Both the initial and annual grants of restricted stock vest on the first anniversary of the grant date of the award.

In addition to the cash payments described above, the chairpersons of our Audit Committee, Compensation Committee and Nominating & Governance Committee receive annual cash retainer fees of $10,000, $5,000 and $5,000, respectively. The Compensation Committee will review the compensation of the non-employee Directors on an annual basis. For 2011, the annual equity award component of our non-employee director compensation package was revised to provide for annual restricted stock awards to each director having a value of approximately $85,000 under the Company’s Long Term Incentive Plan.

Directors who are also our employees do not receive any additional compensation for their service on the Board of Directors.

Each director is reimbursed for (i) travel and miscellaneous expenses to attend meetings and activities of our Board of Directors or its committees; (ii) travel and miscellaneous expenses related to such director’s participation in our general education and orientation program for Directors; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of our Board of Directors or any of our committees.

The following table provides information concerning the compensation of our non-employee Directors for the fiscal year ended December 31, 2010.

	Fees Earned or Paid			All Other
Name	in Cash ($)(1)		Stock Awards ($)(2)	Compensation ($)	Total ($)

William J. Cassidy	$19,750		$87,885	$7,047	$114,682
Michael McShane	$64,000		$70,740	$1,040	$135,780
Douglas E. Swanson, Jr.	$64,000	(3)	$70,740	—	$134,740
Robert L. Zorich	$47,000	(3)	$70,740	—	$117,740

(1)	Includes annual cash retainer fee, board and committee meeting fees, and committee chair fees for each non-employee director as more fully explained in the preceding paragraphs.

(2)	The amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value of restricted stock awards granted under our LTIP in fiscal year 2010, computed in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements on Form 10-K for the year ended December 31, 2010 for additional detail regarding assumptions underlying the value of these equity awards. As of December 31, 2010, each non-employee director held 4,500 outstanding shares of restricted stock.

(3)	Messrs. Swanson and Zorich’s cash director fees were assigned and paid to EnCap Energy Capital Fund VI, L.P. and EnCap Energy Capital Fund VII, L.P. Messrs. Swanson and Zorich have entered into other compensation arrangements with EnCap for the services they provide to us on behalf of EnCap.

Compensation Practices as They Relate to Risk Management

We believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees). Because our Compensation Committee retains the ability to apply discretion when determining the actual amount to be paid to executives pursuant to our annual performance-based cash incentive program, the Compensation Committee is able to assess the actual behavior of our executives as it relates to risk taking in awarding bonus amounts. Further, our use of long-term equity-based compensation serves our compensation program’s goal of aligning the interests of executives and shareholders, thereby reducing the incentives to unnecessary risk taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, no member of the Compensation Committee served as an executive officer of the Company. During 2010, there were no Compensation Committee interlocks with other companies.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of
The Board of Directors

Douglas E. Swanson, Jr., Chairman
William J. Cassidy, Member
Michael McShane, Member

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Company has determined that: (1) Mr. McShane and Mr. Cassidy are independent, as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE, and that Mr. Swanson is permitted to serve as a member of the Audit Committee for a period of up to one year following the completion of our IPO;1 and (2) all current Audit Committee members are financially literate. In addition, Mr. McShane qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.

During the last fiscal year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, the Audit Committee:

•	reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2010 with management and with the independent registered public accountants;

•	considered the adequacy of the Company’s internal controls and the quality of its financial reporting, and discussed these matters with management and with the independent registered public accountants;

•	reviewed and discussed with the independent registered public accountants (1) their judgments as to the quality of the Company’s accounting policies, (2) the written disclosures and letter from the independent registered public accountants required by Public Company Accounting Oversight Board Independence Rules, and the independent registered public accountants’ independence, and (3) the matters required to be discussed by the Public Company Accounting Oversight Board’s AU Section 380, Communication with Audit Committees, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•	discussed with management and with the independent registered public accountants the process by which the Company’s chief executive officer and chief accounting officer make the certifications required by the SEC in connection with the filing with the SEC of the Company’s periodic reports, including reports on Forms 10-K and 10-Q;

•	pre-approved all auditing services and non-audit services to be performed for the Company by the independent registered public accountants as required by the applicable rules promulgated pursuant to the Exchange Act, considered whether the rendering of non-audit services was compatible with maintaining PricewaterhouseCoopers LLP’s independence, and concluded that PricewaterhouseCoopers LLP’s independence was not compromised by the provision of such services (details regarding the fees

1 Effective May 1, 2011, Mr. Collins will replace Mr. Swanson on the Audit Committee. The Board of Directors has determined that Mr. Collins meets the additional independence standards of the NYSE and SEC applicable to members of the Audit Committee.

paid to PricewaterhouseCoopers LLP’s in fiscal 2010 for audit services, tax services and all other services, are set forth at “Audit and Other Fees” below); and

•	based on the reviews and discussions referred to above, recommended to the Supervisory Board that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

As recommended by the NYSE’s corporate governance rules, the Audit Committee also considered whether, to assure continuing auditor independence, it would be advisable to regularly rotate the audit firm itself. The Audit Committee has concluded that the current benefits to the Company from continued retention of PricewaterhouseCoopers LLP warrant retaining the firm at this time. The Committee will, however, continue to review this issue on an annual basis.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee’s charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accountants are responsible for expressing an opinion on those financial statements. Committee members are not employees of the Company or accountants or auditors by profession. Therefore, the Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accountants included in their report on the Company’s consolidated financial statements.

The Committee meets regularly with management and the independent auditors, including private discussions with the independent registered public accountants, and receives the communications described above. The Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accountants do not assure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards.

Audit Committee of
The Board of Directors

Michael McShane, Chairman
William J. Cassidy, Member
Douglas E. Swanson, Jr., Member

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines cover the following principal subjects:

•	Role and functions of the Board of Directors and its Lead Director

•	Qualifications and independence of Directors

•	Size of the Board of Directors and director selection process

•	Committee functions and independence of committee members

•	Meetings of non-employee Directors

•	Self-evaluation

•	Ethics and conflicts of interest (a copy of the current “Code of Business Conduct and Ethics” is posted on the Company’s website at www.oasispetroleum.com)

•	Compensation of the Board of Directors

•	Succession planning

•	Access to senior management and to independent advisors

•	New director orientation

•	Continuing education

The “Corporate Governance Guidelines” are posted on the Company’s website at www.oasispetroleum.com/Corporate_Governance.htm. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company’s Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

Mr. Nusz has served as Chairman, President and Chief Executive Officer of the Company since its initial public offering in June 2010. Mr. Nusz also served as the President and Chief Executive Officer of Oasis Petroleum LLC, a predecessor of the Company, from its inception in March 2007 until the Company’s initial public offering.

The Board believes the combined role of Chairman and CEO promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans. As CEO, the Chairman is best suited to ensure that critical business issues are brought before the Board, which enhances the Board’s ability to develop and implement business strategies.

To ensure a strong and independent board, all Directors of the Company, other than Mr. Nusz and Mr. Reid, are independent. In addition, the Company’s Corporate Governance Guidelines provide that the Board will designate one of its members as the Lead Director to preside over the meetings of the non-management Directors and to provide, in conjunction with the Chairman and CEO, leadership and guidance to the Board.

Mr. McShane has served as Lead Director of the Board since August 9, 2010. In this capacity, Mr. McShane provides, in conjunction with the Chairman, leadership and guidance to the Board of Directors. He also (i) serves as chairman of the executive sessions of the independent Directors; (ii) establishes the agenda for each meeting of the non-management Directors; and (iii) serves as the Board’s contact for employee and stockholder communications with the Board of Directors. In addition, all Directors are encouraged to suggest the inclusion of agenda items or revisions to meeting materials, and any director is free to raise at any Board meeting items that are not on the agenda for that meeting. All of these principles are set forth in the Company’s Corporate Governance Guidelines.

Additionally, the Board regularly meets in executive session without the presence of the CEO or other members of management. The Lead Director presides at these meetings and provides the Board’s guidance and feedback to the Chairman and the Company’s management team. Further, the Board has complete access to the Company’s management team.

Given the strong leadership of the Company’s Chairman and CEO, the effective counterbalancing role of the Lead Director and a Board comprised of strong and independent Directors, the Board believes that, at the present time, the combined role of Chairman and CEO best serves the interests of the Company and its stockholders.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including Mr. McShane, the Board’s Lead Director), any committee of the Board, or our non-management Directors as a group, by writing to them c/o Corporate Secretary, Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002. Comments or complaints relating to the company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

Director Independence

The Company’s standards for determining director independence require the assessment of Directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that all five non-employee Directors (Messrs. Cassidy, Collins, McShane, Swanson and Zorich) are independent.

In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that Messrs. Cassidy and McShane meet the additional independence standards of the NYSE and SEC applicable to members of the Audit Committee. Those standards require that the director not be an affiliate of the Company and that the director not receive from the Company, directly or indirectly, any consulting, advisory or other compensatory fees except for fees for services as a director. The Board of Directors also determined that Mr. Swanson did not meet the additional independence standards of the NYSE and SEC applicable to members of the Audit Committee because he is an affiliate of the Company due to his association with EnCap. However, under the applicable NYSE phase-in requirements, Mr. Swanson is permitted to serve as a member of the Audit Committee for a period of up to one year following the completion of our initial public offering. Effective May 1, 2011, Mr. Collins will replace Mr. Swanson on the Audit Committee. The Board of Directors has determined that Mr. Collins meets the additional independence standards of the NYSE and SEC applicable to members of the Audit Committee.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors evaluated the members of the Audit Committee, Messrs. McShane and Swanson in June 2010, Mr. Cassidy in September 2010, and Mr. Collins in February 2011, for financial literacy and the attributes of a financial expert. The Board of Directors determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Michael McShane, is an Audit Committee financial expert as defined by the SEC.

Oversight of Risk Management

Except as discussed below, the Board as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks. For example:

•	the Board oversees management of the Company’s commodity price risk through regular review with executive management of the Company’s derivatives strategy, and the oversight of the Company’s policy that limits the Company’s authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval;

•	the Board has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions; and

•	the Board reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present for Board review significant departures from those plans.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. Management and the Company’s independent registered public accountants report regularly to the Audit Committee on those subjects. The Board does not consider its role in oversight of the Company’s risk management function to be relevant to its choice of leadership structure.

Attendance at Annual Meetings

The Board of Directors encourages all Directors to attend the annual meetings of stockholders, if practicable. We anticipate that all of our Directors will attend the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock as of March 9, 2011 by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each named executive officer of the Company, (iii) each director of the Company and (iv) all Directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 1001 Fannin Street, Suite 1500, Houston, Texas 77002.

		Percentage of
	Number of	Class
Name of Person or Identity of Group	Shares	(1)

EnCap Energy Capital Fund VI L.P.(3)(4)	9,440,066	10.2%
EnCap VI-B Acquisitions, L.P.(3)(4)	5,167,318	5.6%
EnCap Energy Capital Fund VII, L.P.(3)(4)	7,677,369	8.3%
David B. Miller(2)(3)(5)	22,284,753	24.1%
D. Martin Phillips(2)(3)(4)	22,284,753	24.1%
Gary R. Petersen(2)(3)(4)	22,284,753	24.1%
T. Rowe Price Associates, Inc.(6)	6,143,550	6.7%
Thomas B. Nusz(7)(8)(9)	3,817,150	4.1%
Taylor L. Reid(7)(8)	2,476,513	2.7%
William J. Cassidy(7)	4,500	*
Ted Collins, Jr.(7)(10)	20,550	*
Michael McShane(7)	40,200	*
Douglas E. Swanson, Jr.(7)	4,500	*
Robert L. Zorich(2)(3)(4)(7)	22,289,253	24.1%
Kent O. Beers(7)	1,205,484	1.3%
Robert J. Candito(7)	550,568	*
Nickolas J. Lorentzatos(7)	17,500	*
Michael H. Lou(7)	326,832	*
Roy W. Mace(7)	668,929	*
H. Brett Newton(7)	659,401	*
Walter S. Smithwick(7)	777,263	*
All Directors and executive officers as a group (14 persons)(7)	32,858,643	35.6%

*	Less than 1%.

(1)	Based upon an aggregate of 92,310,145 shares outstanding as of March 9, 2011.

(2)	Affiliate of EnCap.

(3)	According to a Schedule 13G, dated February 14, 2011, filed with the SEC by EnCap Energy Capital Fund VI, L.P. (EnCap Fund VI”), EnCap VI-B Acquisitions, L.P. (“EnCap VI-B), EnCap Energy Capital Fund VII, L.P. (“EnCap Fund VII” and, together with EnCap Fund VI and EnCap VI-B, the “EnCap Funds”), David B. Miller, D. Martin Phillips, Gary R. Petersen and Robert L. Zorich, EnCap Fund VI has sole voting power and sole dispositive power over 9,440,066 shares; EnCap VI-B has sole voting power and sole dispositive power over 5,167,318 shares; and EnCap Fund VII has sole voting power and sole dispositive power over 7,667,369 shares.

The EnCap Funds are controlled indirectly by David B. Miller, Gary R. Petersen, D. Martin Phillips and Robert L. Zorich. Messrs. Miller, Petersen, Phillips and Zorich are members of RNBD GP LLC (“RNBD”) and any action taken by RNBD to dispose or acquire securities has to be unanimously approved by all four members. RNBD is the sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the general partner of EnCap Investments L.P. (“EnCap Investments LP”), which is the general partner of EnCap Equity Fund VI GP, L.P. (“EnCap Fund VI GP”) and EnCap Equity Fund VII GP, L.P. (“EnCap Fund VII GP”). EnCap Fund VI GP is the sole general partner of EnCap Fund VI and EnCap Fund VII GP is the sole general partner of EnCap Fund VII. EnCap Fund VI GP is also the general partner of EnCap Energy Capital Fund VI-B (“EnCap Fund VI-B), which is the sole member of EnCap VI-B Acquisitions GP, LLC (“EnCap VI-B GP”), which is the sole general partner of EnCap VI-B. Each of Messrs. Miller, Petersen, Phillips and Zorich, RNBD, EnCap Investments GP, EnCap Investments LP, EnCap Fund VI GP, EnCap Fund VII GP, EnCap Fund VI-B and EnCap VI-B GP may be deemed to share voting and dispositive power over the reported securities; thus, each may also be deemed to be the beneficial owner of these securities. In addition to the shares over which he has shared voting and dispositive power, Mr. Zorich has sole voting and dispositive power over 4,500 shares.

Each of Messrs. Miller, Petersen, Phillips and Zorich, RNBD, EnCap Investments GP, EnCap Investments LP, EnCap Fund VI GP, EnCap Fund VII GP, EnCap Fund VI-B and EnCap VI-B GP disclaims beneficial ownership of the reported securities in excess of such entity’s or person’s respective pecuniary interest in the securities.

(4)	The address of EnCap Energy Capital Fund VI, L.P., EnCap VI-B Acquisitions, L.P., EnCap Energy Capital Fund VII, L.P., D. Martin Phillips, Gary R. Peterson and Robert L. Zorich is 1100 Louisiana St., Suite 3150, Houston, Texas 77002.

(5)	The address of Mr. Miller is 3811 Turtle Creek Blvd., Suite 1080, Dallas, Texas 75219.

(6)	According to a Schedule 13G, dated February 14, 2011, filed with the SEC by T. Rowe Price Associates, Inc., it has sole voting power over 1,058,800 of these shares, no voting power over the remainder and the sole dispositive power over all of these shares. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(7)	Executive officer or director of the Company.

(8)	Includes 304,838 shares held by Oasis Petroleum Management LLC (“OPM”). OPM is controlled by a board of managers consisting of Thomas B. Nusz and Taylor L. Reid, which exercises voting and dispositive power over all securities held by OPM. Messrs. Nusz and Reid each disclaim beneficial ownership of the shares owned directly by OPM except to the extent of their respective pecuniary interest.

(9)	Mr. Nusz has pledged 657,986 of these shares as security for personal loans.

(10)	The address of Mr. Collins is 508 W. Wall Ave., Suite 1200, Midland, Texas 79701.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and Directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2010.

TRANSACTIONS WITH RELATED PERSONS

Procedures for Review, Approval and Ratification of Related Person Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of its Directors;

•	any person who is known by the Company to be the beneficial owner of more than 5.0% of the Company’s common stock;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of the Company’s common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of the Company’s common stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.

The Board of Directors has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company’s proxy statement, and make a determination regarding the initial authorization or ratification of any such transaction.

The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of the Company’s participation in such transactions under the Company’s Related Persons Transaction Policy adopted by the Board of Directors on May 17, 2010, which pre-approves certain related person transactions, including:

•	any employment of an executive officer if his or her compensation is required to be reported in the Company’s proxy statement under Item 402;

•	director compensation which is required to be reported in the Company’s proxy statement under Item 402;

•	any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares is pre-approved or ratified (as applicable) if the aggregate amount involved for any particular service does not exceed the greater of $500,000 or 25% of that company’s total annual revenues; and

•	charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director is pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed the lesser of $200,000 or 10% of the charitable organization’s total annual receipts.

In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee shall take into account, among other factors, the following: (1) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (2) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in the Company’s filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

There were no related persons transactions since May 17, 2010 which were required to be reported in “Transactions with Related Persons,” where the procedures described above did not require review, approval or ratification or where these procedures were not followed. In addition, since January 1, 2007, there has not been, any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the Company’s Directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with Directors and executive officers, which are described in “Executive Compensation and Other Information,” and the transactions described or referred to below.

Corporate Reorganization

In connection with the IPO and related corporate reorganization, the Company engaged in certain transactions with certain affiliates and its existing equity holders. As a part of such corporate reorganization, the Company acquired all of the outstanding membership interests in Oasis Petroleum LLC, the Company’s predecessor, in exchange for shares of the Company’s common stock. The Company’s business continues to be conducted through Oasis Petroleum LLC, as a wholly owned subsidiary of the Company.

In addition, the outstanding membership interests in Oasis Petroleum LLC were converted into membership interests in OAS Holding Company LLC (“OAS Holdco”) pursuant to a merger agreement. As a result of the merger, Oasis Petroleum LLC became a wholly owned subsidiary of OAS Holdco, and, pursuant to a contribution agreement, OAS Holdco contributed all of the membership interests in Oasis Petroleum LLC to the Company in exchange for 61,630,000 shares of the Company’s common stock. In December 2010, OAS Holdco, pursuant to its limited liability company agreement, distributed all of its shares of the Company’s common stock to its members, including certain members of management, certain EnCap funds and certain private investors. Following these distributions, OAS Holdco was dissolved.

Historical Transactions with Oasis Petroleum LLC

Since its inception and prior to the IPO, Oasis Petroleum LLC issued additional membership interests as consideration for capital contributions received from its members, including EnCap, Oasis Petroleum Management LLC and other private investors. Capital contributions for the years ended December 31, 2009 and 2008 and the period ended December 31, 2007 were $104.6 million, $80.5 million and $49.9 million, respectively. In addition, Oasis Petroleum LLC has paid the legal fees of EnCap and Oasis Petroleum Management LLC in connection with these transactions.

In connection with each of its capital contributions prior to our IPO, EnCap received a placement fee in an amount equal to 2% of its capital contributions. Such placement fees were remitted by the Company to EnCap or its designee. Placement fees for the years ended December 31, 2009 and 2008 and the period ended December 31, 2007 were $1.6 million, $1.2 million and $1.0 million, respectively.

Service Agreement

The Company is a party to a service agreement with Oasis Petroleum Management LLC, pursuant to which we have agreed to provide certain administrative services, including legal and accounting services. The Company was party to a similar service agreement with OAS Holdco prior to its dissolution in December 2010. In return for such services, we receive a monthly fee of $4,000, which we believe is a reasonable estimate of the costs and expenses we will incur by providing such services as well as reimbursement for any third party consultants engaged by the Company to provide such services.

Registration Rights Agreement

In connection with the IPO, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with OAS Holdco. The rights and obligations of OAS Holdco under the Registration Rights Agreement were assigned to certain affiliates of EnCap in connection with the dissolution of OAS Holdco on December 15, 2010. The Registration Rights Agreement requires the Company to file, within one hundred and twenty (120) days of receipt of a demand notice issued by EnCap, a registration statement with the SEC permitting the public offering of registrable securities. In addition, the Registration Rights Agreement grants EnCap the right to join the Company, or “piggyback,” in certain circumstances, if the Company is selling its common stock in a primary offering or another party’s common stock in a secondary offering.

ITEM TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent auditors of the Company for 2011. PricewaterhouseCoopers LLP has audited the Company’s consolidated financial statements since its inception on February 26, 2007. The 2010 audit of the Company’s annual consolidated financial statements was completed on March 10, 2011.

The Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

The table below sets forth the aggregate fees billed by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for the last two fiscal years (in thousands):

	2010	2009

Audit Fees(1)	$655	$1,008
Tax Fees(2)	344	133
Other Fees	2	2

Total	$1,001	$1,143

(1)	Includes review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q for the year ended December 31, 2010 and review of the Company’s other filings with the SEC, including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the years ended December 31, 2010 and 2009.

(2)	Tax return preparation and consultation on tax matters.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of PricewaterhouseCoopers LLP’s audit, tax and other services. After June 22, 2010, the date of the Company’s IPO, the Audit Committee pre-approved 100% of the services described above under the captions “Audit Fees” and “Tax Fees.”

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the auditors of the Company for 2011.

ITEM THREE (A)

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

We are asking our stockholders to provide advisory, non-binding approval of the compensation paid to our Named Executive Officers, as described in the “Executive Compensation and Other Information” section of this proxy statement, beginning on page 19. Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the CD&A section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy is to pay our executives based on performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, other companies in the same and closely related industries, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers (including potential payouts upon a termination or change of control) are reasonable and not excessive. As you consider this Item 3(A), we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Executive Compensation and Other Information” section of this proxy statement. Among the program features incorporated by the Compensation Committee to align with our executive compensation philosophy are the following:

•	Equity-based awards incorporate a three-year vesting period to emphasize long-term performance and executive officer commitment;

•	Our annual performance-based cash awards incorporate numerous financial and/or strategic performance metrics in order to properly balance risk with the incentives to drive our key annual financial and/or strategic initiatives and impose maximum payouts to further manage risk and the possibility of excessive payments;

•	We have focused our executives on long-term stockholder value creation through our use of equity-based awards and the adoption of stock ownership guidelines that encourage our senior executives to own a significant amount of the Company’s stock; and

•	Cash payments under the Change in Control and Severance Benefit Plan and similar provisions of employment agreements require a double trigger (i.e., a termination in connection with a change in control).

We believe that the stockholders, by voting for Directors individually as described in Item 1, have had a clear ability to express their approval or disapproval of the performance of our Directors and, specifically the Directors serving on the Compensation Committee; however, Congress has recently enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), which requires, among other things, a non-binding advisory “Say on Pay” vote and gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

As an advisory vote, Item 3(A) is not binding on our Board of Directors or the Compensation Committee, will not overrule any decisions made by our Board of Directors or the Compensation Committee, or require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. In particular, to the extent there is any significant vote against our Named Executive

Officers’ compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Text of the Resolution to be Adopted

We are asking stockholders to vote “For” the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including the CD&A, the 2010 Summary Compensation Table and the other related tables and disclosures.”

Vote Required

The affirmative vote of stockholders holding at least a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the 2011 Annual Meeting is required for approval of Item 3(A). If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS, IN ITEM 3(A), AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

ITEM THREE (B)

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Introduction

In addition to the advisory “Say on Pay” vote, the Act also requires a related non-binding advisory vote that enables our stockholders to indicate how frequently we should seek an advisory “Say on Pay” vote, such as Item 3(A) included in this proxy statement, on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on Item 3(B), stockholders may indicate whether the advisory “Say on Pay” vote should occur every three years, every two years or every year. After careful consideration of this Item 3(B), our Board of Directors has determined that an advisory vote on executive compensation that occurs every two years is the most appropriate alternative for our company, and therefore our Board of Directors recommends that you support a frequency period of every two years for the advisory vote on executive compensation.

Setting a two-year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for our company to obtain information on investor sentiment about our executive compensation philosophy. An advisory vote once every two years will be the most effective timeframe for us to respond to stockholders’ feedback by providing us with sufficient time to engage with stockholders to understand and respond to the vote results and to implement changes based upon those results. We also believe a bi-annual vote is preferable to an annual vote, which might hinder the long-term focus of our compensation plans or overburden investors. Our executive compensation programs are based on our long-term business strategy, which we believe is most appropriately assessed over at least a two-year timeframe. In addition, as a recently public company with limited operating history, we believe a two-year timeframe will provide sufficient time to assess our compensation program.

Text of the Resolution to be Adopted

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that an advisory “Say on Pay” vote of our stockholders to approve the compensation of the Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the CD&A, the 2010 Summary Compensation Table, and the other related tables and disclosures), shall be held at an annual meeting of stockholders, beginning with the 2011 Annual Meeting of Stockholders, (i) every three years, (ii) every two years, or (iii) every year.”

Vote Required

Although non-binding, the Board of Directors and the Compensation Committee will carefully review the voting results on this Item 3(B). Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory “Say on Pay” votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders or material changes to compensation programs. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT, IN ITEM 3(B), STOCKHOLDERS VOTE FOR A FREQUENCY OF TWO YEARS FOR FUTURE NON-BINDING “SAY ON PAY” STOCKHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for action at the 2012 annual meeting of Stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than January 6, 2012, unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.

Any stockholder of the Company who desires to submit a proposal for action at the 2012 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between January 6, 2012 and February 5, 2012, unless the Company notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by the Company on or before February 5, 2012, then the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.

“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board the Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.

The Nominating and Governance Committee’s charter requires consideration of the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board. In that regard, the Nominating and Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our Directors. The Nominating and Governance Committee believes it has achieved that balance through the representation on the Board of members having experience in the oil and gas industry, accounting and investment analysis, among other areas. In connection with this consideration, the Nominating and Governance Committee considered Mr. McShane’s experience as a chief executive officer, chief financial officer, and accounting officer in the oil and gas industry. Messrs. Zorich, Swanson, and Cassidy each have experience with investment analysis in the oil and gas industry. Mr. Collins, Mr. Nusz, and Mr. Reid each have significant operational experience in the oil and gas industry. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current Directors and officers. In addition, the Nominating and Governance Committee from time to time will engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2012 if that nomination is submitted in writing, between January 6, 2012 and February 5, 2012, to Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002, Attention: Corporate Secretary. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

a) the nominee’s name, address and other personal information;

b) the number of shares of each class and series of stock of the Company held by such nominee;

c) the nominating stockholder’s name, residential address and telephone number, and business address and telephone number; and

d) all other information required to be disclosed pursuant to Regulation 14A of the Securities and Exchange Act of 1934.

Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Written requests for inclusion of any stockholder proposal should be addressed to Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002, Attention: Corporate Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by officers, Directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Broadridge Financial Solutions to tabulate votes for a fee estimated not to exceed $10,000. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

PROXY MATERIALS ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report to Stockholders for the year ended December 31, 2010, is being made available to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 5, 2011:

A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 AND THE 2010 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE AT www.proxyvote.com.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, will be sent to any stockholder without charge upon written request. One copy of the Notice, this Proxy Statement and our Annual Report on Form 10-K (the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002 or by calling (281) 404-9600. The Annual Report on Form 10-K is also available at the SEC’s website in its EDGAR database at www.sec.gov.

INTERNET AND PHONE VOTING

For shares of stock that are registered in your name, you may vote by internet or phone using procedures provided by Broadridge Financial Solutions, Inc. (“Broadridge”). Votes submitted by internet or phone must be received by 11:59 p.m., Eastern Time, on Wednesday, May 4, 2011. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.

For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your Proxy or voting instruction card to determine whether you can vote by phone or electronically.

******

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIAL, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

Nickolas J. Lorentzatos
Corporate Secretary

Houston, Texas
March 16, 2011

OASIS PETROLEUM INC 1001 FANNIN STREET, SUITE 1500 HOUSTON TX 77002 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME CONTROL # SHARES THE COMPANY NAME INC. — COMMON 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. — 401 K 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Ted Collins, Jr. 02 Douglas E. Swanson, Jr. OASIS PETROLEUM INC 1001 FANNIN STREET, SUITE 1500 HOUSTON TX 77002 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3A. For Against Abstain 2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS 3A. ADVISORY VOTE ON EXECUTIVE COMPENSATION The Board of Directors recommends you vote 2 YEARS on the following proposal: 1 year 2 years 3 years Abstain 3B. ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com . OASIS PETROLEUM INC Annual Meeting of Shareholders May 5, 2011 9:00 AM CDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Thomas B. Nusz and Nickolas J. Lorentzatos, and each of them, as attorneys in fact and proxies with full power of substitution and revocation as to each of them, to represent the undersigned and to vote all the shares of common stock of Oasis Petroleum Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 5, 2011, and any adjournment or postponement thereof, upon the matters set forth on the reverse side. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THE NAMED PROXIES WILL VOTE “FOR” THE PROPOSALS AS TO ITEMS 1, 2, AND 3A, AND “TWO YEARS” AS TO ITEM 3B. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. TO BE VALID, THIS PROXY MUST BE SIGNED. Continued and to be signed on reverse side